Exhibit 2.7

FORM OF

INFORMATION TECHNOLOGY SERVICE AGREEMENT

between

HEWLETT-PACKARD COMPANY

and

HP ENTERPRISE SERVICES, LLC

Dated:                      , 2015

TABLE OF CONTENTS

1.	CONSTRUCTION AND DEFINITIONS	1

	1.1 Background, Objectives and Construction.	1

	1.2 Definitions.	2

	1.3 Incorporation and References.	2

	1.4 Headings and Cross-References.	3

	1.5 Local Agreements.	3

	1.6 Guarantee.	4

2.	TERM	4

	2.1 Term.	4

	2.2 Renewal.	4

3.	MIGRATION AND TRANSITION	4

	3.1 Migration.	4

	3.2 Transition.	4

4.	SERVICES	5

	4.1 Description of the Services.	5

	4.2 Required Improvements.	6

	4.3 Non-Exclusivity; Right to Insource and Re-Source the Services.	7

	4.4 Deliverables.	7

	4.5 Operational Reports.	8

	4.6 Support for Acquisitions, Expansions and Divestitures.	8

5.	PROJECTS	9

	5.1 Project Requests.	9

	5.2 Project Work Orders.	10

	5.3 Project Staffing.	11

	5.4 Project Reporting.	11

	5.5 Reprioritization and Cancellation.	11

6.	COOPERATION WITH THIRD PARTIES	11

	6.1 General.	11

	6.2 Cooperation on Service Problems.	12

	6.3 Disputes Related to Cooperation.	12

7.	REQUIRED CONSENTS	13

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	7.1 HPES Required Consents.	13

	7.2 HPI Required Consents.	14

	7.3 Compliance with Required Consents.	14

	7.4 Costs and Fees.	14

	7.5 Alternative Approaches.	14

8.	COMPLIANCE WITH AND CHANGES IN APPLICABLE LAWS	15

	8.1 HPI.	15

	8.2 HPES.	15

	8.3 Changes in Laws.	15

	8.4 Cooperation with Regulators.	16

9.	SERVICE LEVELS	16

	9.1 General.	16

	9.2 Satisfaction Surveys.	16

10.	SERVICE PROVIDER PERSONNEL	16

	10.1 Background Checks.	16

	10.2 Requirements and Conduct.	17

	10.3 Key HPES Positions.	18

	10.4 Removal and Replacement.	19

	10.5 Use of Subcontractors.	20

	10.6 Turnover.	20

	10.7 Additional HPES Responsibilities.	21

	10.8 Non-Solicitation of Employees.	21

11.	THIRD PARTY CONTRACTS	21

	11.1 General.	21

	11.2 Assigned Contracts.	21

	11.3 Managed Contracts.	21

12.	EQUIPMENT, SYSTEMS AND NETWORKS	22

	12.1 Equipment.	22

	12.2 HPI Systems.	23

	12.3 Networks.	23

13.	INTELLECTUAL PROPERTY RIGHTS AND SOFTWARE	24

	13.1 License to HPES.	24

	13.2 License to HPI.	24

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	13.3 Developed IP.	25

	13.4 License to Embedded HPES IP.	25

	13.5 Further Assurances.	25

	13.6 Residual Knowledge.	25

14.	SERVICE LOCATIONS	26

	14.1 Service Locations.	26

	14.2 Safety and Security Procedures.	27

15.	HPI RESPONSIBILITIES	27

	15.1 Responsibilities.	27

	15.2 Savings Clause.	27

16.	MANAGEMENT AND CONTROL	28

	16.1 Architecture, Standards and Strategic Direction.	28

	16.2 Governance Organizations.	28

	16.3 Governance Reports and Meetings.	29

	16.4 Policies and Procedures Manuals.	29

	16.5 Knowledge Sharing.	29

	16.6 Change Control.	29

	16.7 Quality Assurance and Improvement Programs.	32

	16.8 HPI Policies and Procedures.	32

17.	INSPECTIONS, AUDITS, RECORDS RETENTION AND LITIGATION SUPPORT	33

	17.1 Inspections and Monitoring.	33

	17.2 Audit Rights.	33

	17.3 Audit Follow-up.	34

	17.4 Controls Audit Reports.	34

	17.5 Remediation of Deficiencies.	35

	17.6 Compliance Audit Requirements.	35

	17.7 Records Retention.	35

	17.8 Litigation Requests.	36

18.	CHARGES	36

	18.1 General.	36

	18.2 Pass-Through Expenses.	37

	18.3 Out-of-Pocket Expenses.	37

	18.4 Taxes.	37

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	18.5 No COLA or Currency Pricing Adjustments.	39

	18.6 Benchmarking.	39

19.	INVOICING AND PAYMENT	40

	19.1 Monthly Invoices.	40

	19.2 Timeliness of Invoices.	40

	19.3 Payment Due.	40

	19.4 No Payment for Unperformed Services.	41

	19.5 No Acceptance.	41

	19.6 Accountability.	41

	19.7 Proration.	41

	19.8 Prepaid Items.	41

	19.9 Refunds and Credits.	41

	19.10 Set-Off.	41

	19.11 Disputed Charges.	41

20.	CONFIDENTIALITY AND DATA PROTECTION	42

	20.1 Confidential Information.	42

	20.2 HPI Data.	44

	20.3 Personal Data and Privacy Requirements.	46

	20.4 HPI Right of Termination.	46

21.	REPRESENTATIONS AND WARRANTIES	47

	21.1 By HPI.	47

	21.2 By HPES.	47

	21.3 Pass-Through Warranties.	48

	21.4 Disclaimer.	48

22.	ADDITIONAL COVENANTS	48

	22.1 By HPI.	48

	22.2 By HPES.	48

23.	INSURANCE	50

	23.1 Insurance Coverage.	50

	23.2 Insurance Conditions.	51

	23.3 Risk of Loss.	52

24.	INDEMNITIES	52

	24.1 Indemnity by HPES.	52

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	24.2 Indemnity by HPI.	53

	24.3 Infringement.	54

	24.4 Indemnification Procedures.	54

	24.5 Subrogation.	55

25.	LIABILITY	55

26.	CONTINUED PROVISION OF SERVICES	55

	26.1 Force Majeure.	55

	26.2 Disaster Recovery and Business Continuity.	56

	26.3 Alternate Source; Termination.	57

	26.4 Allocation of Resources.	57

27.	STEP-IN RIGHTS	57

	27.1 Step-In Rights.	57

	27.2 Step-Out.	58

28.	DISPUTE RESOLUTION	58

	28.1 Informal Dispute Resolution.	58

	28.2 Formal Dispute Resolution.	59

	28.3 Governing Law, Jurisdiction and Venue.	59

	28.4 Equitable Remedies.	59

	28.5 Continued Performance.	60

29.	TERMINATION BY HPI	60

	29.1 Termination for Cause.	60

	29.2 Termination for Convenience.	60

	29.3 Termination for Multiple Critical Service Level Defaults.	60

	29.4 Termination Upon Change of Control.	61

	29.5 Termination for Insolvency.	61

	29.6 Other Terminations.	61

	29.7 Partial Terminations.	61

	29.8 Termination Charges.	63

	29.9 Charges Payable by HPES Upon Expiration or Termination.	63

	29.10 Extension of Termination or Expiration Effective Date.	63

30.	TERMINATION BY HPES	63

31.	DISENGAGEMENT SERVICES	63

	31.1 General.	63

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	31.2 Disengagement Period.	64

	31.3 Charges for Disengagement Services.	64

	31.4 Bid Assistance.	64

32.	MISCELLANEOUS	65

	32.1 Binding Nature and Assignment.	65

	32.2 Entire Agreement; Amendment.	65

	32.3 Conflict of Interest; Compliance with Anti-Corruption Laws.	65

	32.4 Export.	66

	32.5 Notices.	66

	32.6 Relationship of Parties.	67

	32.7 Equal Opportunity Employer.	67

	32.8 Severability.	67

	32.9 Consents and Approval.	68

	32.10 Waiver of Default; Cumulative Remedies.	68

	32.11 Survival.	68

	32.12 Public Disclosures.	68

	32.13 Service Marks.	68

	32.14 Third Party Beneficiaries.	69

	32.15 Covenant of Good Faith.	69

	32.16 Covenant of Further Assurances.	69

	32.17 Negotiated Agreement.	69

	32.18 Counterparts.	69

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TABLE OF SCHEDULES AND APPENDICES

Schedule 1	Defined Terms

Schedule 2	Transition Services

Schedule 3-A	Description of Infrastructure Services

	Appendix 3-A.1	Servers, Storage and Cloud Services

	Appendix 3-A.2	Data Center Services

	Appendix 3-A.3	Managed Network Services

	Appendix 3-A.4	Managed Security Services

	Appendix 3-A.5	Identity and Access Administration Services

	Appendix 3-A.6	Cross-Functional Services

	Appendix 3-A.7	Service Desk Services

	Appendix 3-A.8	End User Computing Services

	Appendix 3-A.9	Application Operations Services

	Appendix 3-A.10	Enterprise Print Services

Schedule 3-B	Description of Application Services

	Appendix 3-B.1	Application Development Services

	Appendix 3-B.2	Application Maintenance Services

Schedule 3-C	Application Matrix

Schedule 4	Service Level Methodology

	Appendix 4-A	Initial Service Levels

	Appendix 4-B	Service Levels

	Appendix 4-C	Customer Satisfaction Survey

	Appendix 4-D	Management Satisfaction Survey

Schedule 5	Charges Methodologies

	Appendix 5-A	Charges and Rates

	Appendix 5-B	Financial Responsibility Matrix

	Appendix 5-C	Form of Invoice

	Appendix 5-D	Resource Profiles

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	Appendix 5-E	Resource Unit Definitions and Counting Rules

	Appendix 5-F	Transferred Asset Charges

Schedule 6	Governance

	Appendix 6-A	HPES Personnel

	Appendix 6-B	Form of Project Work Order

	Appendix 6-C	Form of Change Request/Change Proposal

Schedule 7	Data Security Requirements

Schedule 8	Reports

Schedule 9	Assigned and Managed Contracts

Schedule 10	Equipment and Software

Schedule 11	Service Locations

	Appendix 11-A	Service Location Requirements

	Appendix 11-B	HPI Service Location Requirements

Schedule 12	Approved Subcontractors

Schedule 13	HPI Policies and Procedures

Schedule 14	Controls Audit Report

Schedule 15	Disaster Recovery and Business Continuity

	Appendix 15-A	Summary of DR/BC Plans

Schedule 16	Disengagement Services

Schedule 17	Form of Local Agreement

Schedule 18	Form of Guarantee

Schedule 19	Liability Provisions

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INFORMATION TECHNOLOGY SERVICE AGREEMENT

This INFORMATION TECHNOLOGY SERVICE AGREEMENT (this “Agreement”) is entered into as of                     , 2015 (the “Effective Date”) by and between Hewlett-Packard Company, a Delaware corporation, having a place of business at 1501 Page Mill Road, Palo Alto, California 94304 (to be renamed as HP Inc., “HPI”), and HP Enterprise Services, LLC, a Delaware limited liability company, having a place of business at 3000 Hanover Street, Palo Alto, California 94304 (“HPES”). As used in this Agreement, “Party” means either HPI or HPES, as appropriate, and “Parties” means HPI and HPES, collectively.

1.	CONSTRUCTION AND DEFINITIONS

1.1 Background, Objectives and Construction.

(A) Background.

This Agreement is being made and entered into with reference to the following facts:

(1) In October 2014, HP decided to split into two companies, HP Inc. and Hewlett Packard Enterprise Company;

(2) HPI is a supplier of personal computers and printers, and associated services;

(3) HPES, a subsidiary of Hewlett Packard Enterprise Company, is a provider of enterprise IT services, software, storage and servers;

(4) HPES is an established provider of a broad range of IT products and services, with the skills, qualifications, expertise and experience necessary to perform and manage the provision of IT products and services;

(5) HPI is interested in entering into a contract that would govern the provision of certain IT products and services to HPI and other Service Recipients by HPES;

(6) HPI and HPES entered into negotiations and discussions that culminated in this Agreement; and

(7) This Agreement sets forth the terms and conditions that will govern HPES’ provision and the Service Recipients’ receipt of certain IT products and services.

(B) Objectives.

HPI and HPES have agreed upon the following specific goals and objectives for this Agreement:

(1) Implement a scalable IT sourcing model and a comprehensive demand management and forecasting process for IT products and services that is flexible and responsive to changes in the Service Recipients’ business environments, operations and requirements;

(2) The financial terms of this Agreement will reduce HPI’s overall cost of basic IT products and services and enable HPI to pursue its IT initiatives;

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(3) Create a sustainable delivery model for IT products and services that utilizes sourcing management and governance processes to maintain and improve the quality of IT service delivery;

(4) Expand HPI’s access to global IT talent and skills for all IT services in order to enable HPI to continue to compete in global markets; and

(5) Avoid unanticipated degradation in Services resulting from Transition activities.

(C) Construction.

The provisions of this Section are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement. However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed so as to give effect to the provisions in this Section.

1.2 Definitions.

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement will have the meanings set forth in Schedule 1. Other terms used in this Agreement are defined where they are used and have the meanings there indicated. Those terms, acronyms, phrases and abbreviations utilized in the IT services industry or other pertinent business context will be interpreted in accordance with their generally understood meaning in such industry or business context.

1.3 Incorporation and References.

(A) Incorporation of Schedules, Appendices and Attachments.

The Schedules, Appendices and other attachments attached hereto are hereby incorporated into this Agreement by reference and deemed part of this Agreement for all purposes. All references to this Agreement will include such Schedules, Appendices and other attachments. In the event of a conflict, ambiguity or inconsistency between the terms and conditions set forth in the body of this Agreement (excluding the Schedules, Appendices and other attachments hereto, and any documents incorporated by reference into this Agreement) and any Schedule, Appendix or other attachment hereto, or any document incorporated by reference into this Agreement, such conflict, ambiguity or inconsistency will be resolved by giving precedence to the document higher in the following order of priority: (1) first, the terms and conditions in the body of this Agreement; (2) second, the provisions in the Schedule; (3) third, the provisions in the Appendix or other attachment to the Schedule; and (4) fourth, the documents incorporated by reference into this Agreement.

(B) References.

(1) References to any Law mean references to such Law in any form, including in any changed or supplemented form, or to any newly adopted Law replacing such Law.

(2) References to and the use of the word “include” and its derivatives

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(such as “including” and “includes”) means “include without limitation.”

(3) References to and the use of the word “days” means calendar days and references to “months” means calendar months, unless otherwise specified.

(4) References to the obligations of HPES include HPES Agents in any context where HPES Agents are providing goods or performing services related to such obligations. Such references do not include any reference that would make an HPES Agent a party to this Agreement. Unless otherwise provided in this Agreement, an HPES Agent may not exercise any right of HPES under this Agreement.

(5) References to HPI apply to Affiliates of HPI in accordance with the following:

(a) References to HPI include Affiliates of HPI where this is expressly so stated.

(b) References to the business, operations, methodologies, policies, procedures and the like of HPI include Affiliates of HPI to the extent such Affiliates are Service Recipients.

(c) References to sale, assignment, grant or the like by HPI means that HPI will perform the act on behalf of itself and on behalf of Affiliates of HPI. References to assets being in the name of HPI include Affiliates of HPI.

(6) References to the “Term” include any Disengagement Periods unless expressly stated otherwise.

1.4 Headings and Cross-References.

The Article and Section headings and the table of contents used in this Agreement are for reference and convenience only and will not enter into the interpretation of this Agreement. Any reference herein to a particular Article or Section number or Schedule, Appendix or other attachment will mean that the reference is to the specified Article or Section in, or Schedule, Appendix or other attachment to, this Agreement, except to the extent that the cross-reference expressly refers to another document.

1.5 Local Agreements.

The Parties agree and acknowledge that HPI may require HPES to provide the Services to HPI Service Locations or Service Recipients that are located outside of the United States. In order for the Parties to comply with applicable Laws in a particular country or mitigate tax or regulatory liabilities, it may be necessary to modify certain terms of this Agreement. In that case, a Party may request and the Parties will negotiate in good faith an applicable Local Agreement, based upon the form set forth in Schedule 18, which will incorporate and be subject to the terms of this Agreement. Each such Local Agreement will only deviate from the terms and conditions set forth in this Agreement to the extent necessary to address applicable local Laws, or tax or regulatory issues, and in no event will a Local Agreement amend or override any provision of this Agreement except to address applicable local Laws or tax or regulatory issues.

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1.6 Guarantee.

Concurrently with the execution of this Agreement, HPES’ parent, Hewlett Packard Enterprise Company (“HPES Parent”), executed a guarantee, substantially in the form set forth in Schedule 18, in favor of HPI and the other applicable Service Recipients pursuant to which HPES Parent guarantees (i) all of HPES’ obligations under this Agreement and (ii) all of the applicable HPES Affiliates’ obligations under Local Agreements.

2.	TERM

2.1 Term.

This Agreement will become effective on the Effective Date and will continue in full force and effect until 11:59 p.m. (Pacific Time) on the fifth anniversary of the Effective Date (the “Initial Term”), unless extended in accordance with Section 2.2 or earlier terminated in accordance with the terms herein.

2.2 Renewal.

HPI will have the right to extend the then-current Term for up to one year (a “Renewal Term”) on the same terms and conditions (including at the pricing then in effect) by giving notice to HPES no less than 120 days prior to the expiration of the then-current Term. The Initial Term and the Renewal Terms are collectively referred to herein as the “Term.”

3.	MIGRATION AND TRANSITION

3.1 Migration.

From the period of August 1, 2015 through the Effective Date, the Parties transitioned certain IT functions from HPI to HPES (the “Migration”) as part of the activities required to separate HP, legally and operationally and in anticipation of the transaction contemplated by this Agreement. HPES represents and warrants to HPI that, as of the Effective Date, it is ready to commence performing the Services in accordance with the terms of this Agreement, including with respect to pricing, applicable Service Levels and other performance obligations. In the event that such representation and warranty is not true and correct, HPES will reimburse HPI for any costs or expenses incurred by HPI as a result of the failure of such representation and warranty to be true and correct. In the event that HPES is required to perform any Migration activities following the Effective Date, HPES will complete such activities at its own cost and expense and in such a manner so as to not materially disrupt or cause any material adverse impact on the Service Recipients’ businesses and IT operations.

3.2 Transition.

(A) General.

Commencing on the Effective Date, HPES will perform the Functions described in and in accordance with the Transition Plan (such services being, collectively, the “Transition”).

(B) Performance of Transition.

(1) The initial draft of the plan for the Transition (the “Transition Plan”) will

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be delivered to HPI by HPES no later than 10 days following the Effective Date. The Transition Plan will set forth (1) specific dates (each such date, a “Transition Delivery Date”) that certain Deliverables (each, a “Transition Deliverable”) will be provided by HPES to HPI and certain Milestones (each, a “Transition Milestone”) will be achieved by HPES, (2) the Acceptance Period for each Transition Deliverable and Transition Milestone, and (3) the date by which the applicable Transition Deliverable or Transition Milestone is scheduled to be Accepted or rejected by HPI (the “Transition Milestone Date”). Within 10 business days following the Effective Date, HPES will develop a further detailed Transition Plan. HPES will cooperate and work closely with HPI in finalizing the Transition Plan, and any subsequent changes thereto will be subject to HPI’s approval.

(2) HPES will perform the Transition in accordance with this Agreement, including the requirements set forth in Appendix 2-A and the Transition Plan, and in such a manner so as to not materially disrupt or cause any material adverse impact on the Service Recipients’ businesses and IT operations, cause any degradation of the Services then being received by the Service Recipients. HPES will provide the cooperation and assistance that is reasonably required and requested by HPI in connection with HPI’s evaluation or testing of Transition Deliverables and confirmation that the Transition Milestones have been properly achieved by HPES.

4.	SERVICES

4.1 Description of the Services.

(A) General.

Commencing on the Effective Date and continuing throughout the Term, HPES will provide to HPI and, as directed by HPI from time to time during the Term, to Affiliates of HPI, HPI Agents and any other third party designated by HPI (each, a “Service Recipient”), the Functions listed below, as such Functions may evolve in accordance with Section 4.2, or be supplemented, enhanced, modified or replaced in accordance with this Agreement. HPI will be responsible for payment of the Charges for Functions provided to the Service Recipients and for the Service Recipients’ compliance with the terms of the Agreement.

(1) the Functions described this Agreement, including Schedule 3-A and Schedule 3-B; and

(2) the Functions that were performed during the 12 months preceding the Effective Date by the applicable employees, independent contractors, contractors, and service providers of HPI who were (a) transferred to HPES, (b) displaced or (c) whose Functions were displaced, in each case, as a result of this Agreement, even if such Functions are not specifically described in this Agreement, provided that such Functions are reasonably related to, or necessary for the proper performance of, the Functions described in this Agreement.

(B) Implied Services.

If any Functions not specifically described in this Agreement are required for the proper performance and provision of the Services in accordance with the requirements of this Agreement (including the Service Levels), such Functions will be deemed to be implied by and included within the scope of the Services (and provided to the Service Recipients at no additional charge) to the same extent and in the same manner as if expressly described in this Agreement.

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(C) Additional Resources.

Except as otherwise expressly provided in this Agreement, including the Financial Responsibility Matrix, HPES will be responsible for providing the labor, materials, services, facilities, Equipment, Software, technical knowledge, training, expertise and other resources necessary for the proper performance and provision of the Services in accordance with the requirements of this Agreement (including the Service Levels), collectively, for the Charges that are set forth in Schedule 5 and at no additional charge to HPI.

(D) Increase or Decrease in Services.

The Services will be variable in volume in accordance with and subject to Schedule 5, and HPES will increase or decrease the amount of the Services provided under this Agreement according to Service Recipients’ demand for such Services. The Charges for the Services will vary based on the Service Recipients’ consumption of the Services in accordance with the applicable Charges Methodology. Increases in the volume or consumption of the Services will not be considered New Services.

(E) Due Diligence.

HPES acknowledges and agrees that it was solely responsible, at no cost or charge to HPI, for any due diligence activities, including the obtaining or requesting of any information necessary to provide the Services in accordance with this Agreement, and the evaluation of any such information prior to entering into this Agreement. HPES acknowledges and agrees that it has carried out to its satisfaction adequate due diligence activities and validation and verification activities on the Service Recipients (including on any applicable Equipment, Software, systems, third party contracts or personnel) or any other aspects of the Service Recipients’ operations so that it can properly perform the Services in accordance with the terms of this Agreement. HPES acknowledges and agrees that there will not be any opportunity or provisions that will allow for any adjustments to the terms of this Agreement (e.g., to the applicable Charges, Service Levels or description of the Services) after the Effective Date due to HPES’ failure to conduct adequate due diligence, except as may be agreed by HPI in its sole discretion, or except to the extent that HPES reasonably relied on materially inaccurate information provided to HPES by HPI, or material misrepresentations made by HPI, during the due diligence process.

4.2 Required Improvements.

(A) HPES will cause the Services and the Service Delivery Resources, as approved by HPI, to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Services and the Service Delivery Resources to keep current with industry best practices and a level of technology that is (1) used by HPES and other top-tier IT providers in providing services similar to the Services to other customers, including HPI Competitors and (2) in general use within the IT outsourcing industry. Any changes to the Services and Service Delivery Resources implemented in accordance with this Section that constitute a Change will be implemented pursuant to the Change Control Procedure.

(B) Throughout the Term, HPES will: (1) identify and apply best practice techniques, methods and technologies in the performance of the Services; (2) train HPES Personnel in the use of new techniques, methods and technologies that are in general use within HPES’ organization and the IT industry; and (3) make necessary investments to keep and maintain the Service Delivery Resources at the level of currency defined in this Section.

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(C) HPES will meet with HPI at least once during every 180-day period throughout the Term to inform HPI of: (1) any investments, modifications, enhancements and improvements that HPES is required or proposes to make to the Services or Service Delivery Resources pursuant to this Section; (2) new information processing technology or business processes HPES is developing; (3) any pending or actual changes in Law that could reasonably be expected to affect the provision or receipt of the Services; and (4) technology or process trends and directions of which HPES is otherwise aware that could reasonably be expected to have an impact on HPI’s IT operations or business.

4.3 Non-Exclusivity; Right to Insource and Re-Source the Services.

HPES acknowledges and agrees that this Agreement does not give HPES any exclusive rights with respect to the provision of any products or services to the Service Recipients. Except as otherwise provided in Schedule 5, nothing under this Agreement will be construed as a requirements contract or be interpreted to prevent a Service Recipient from obtaining from third parties (“Re-Sourcing”), or providing to itself (“Insourcing”), any of the Services or services similar to the Services. HPI will have the right to Re-source or Insource any of the Services in accordance with the terms of this Agreement.

4.4 Deliverables.

(A) Each Deliverable developed or otherwise provided by HPES as part of the Services (including any Software Deliverable) will be subject to the Acceptance procedures set forth in Schedule 6.

(B) HPES will cause each Deliverable, following Acceptance by HPI, to (1) be free from defects in materials, design and workmanship; (2) conform with any applicable Acceptance Criteria, documentation, manuals, specifications or requirements or any other requirements agreed upon by the Parties; and (3) be free and clear of all liens, claims, charges, debts or other encumbrances, provided that, with respect to Developed IP that is Software, the warranties in (1) and (2) will apply for 90 days following Acceptance, unless HPES has maintenance obligations under the Agreement with respect to such Deliverables, in which case HPES will be responsible for nonconformities as part of the applicable Services in accordance with the terms of this Agreement.

(C) In addition, in the case of Software Deliverables, HPES will provide HPI with the complete object code and, if the Software Deliverable is Developed IP, the complete source code, for such Software Deliverable. Each Software Deliverable will: (1) be provided on media that is free of defects in materials and workmanship under normal use; (2) not contain any Malware; and (3) not contain any Software that requires as a condition of its use, modification or distribution that such Software (or other Software incorporated into, derived from or distributed with such Software) be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works or (c) redistributed at no charge. HPES will provide HPI with all Related Documentation (and other documentation that is IP) that is customarily provided with such Software Deliverable and such Related Documentation (and other documentation that is IP) will be accurate, current, complete and sufficient to enable an individual reasonably skilled in the applicable subject matter to use and maintain the Software Deliverable without reference to any other person or materials.

(D) In the event of a breach of this Section, HPES will, at its sole cost and expense, correct such breach as soon as reasonably practicable, by repairing or replacing the applicable Deliverable such that the repaired or replacement Deliverable complies with the requirements of this Section. If the breach is not corrected within such reasonable time, HPI may (as determined by HPI in its

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sole discretion): (1) extend the time (for the period of time reasonably determined by HPI) for HPES to correct such breach; (2) receive an appropriate, agreed upon reduction in the Charges for such Deliverable; or (3) in addition to its other rights and remedies under this Agreement, receive a refund of all Charges for such Deliverables and Related Deliverables to the extent HPI returns or certifies destruction of the applicable Deliverables and Related Deliverables.

(E) If HPI selects the option set forth in Section 4.4(D)(1) and the breach remains uncorrected at the end of the extended time period, HPI will have the same options as when the Deliverable was first submitted to HPI. Any repaired or replacement Deliverable will be subject to the same representations, warranties, covenants and remedies described in this Section.

(F) All Deliverables will be electronically delivered to HPI, with no transfer of any tangible personal property, in the format and to the location directed by HPI.

4.5 Operational Reports.

(A) HPES will provide to HPI the operational reports (A) described in this Agreement, including the reports listed in Schedule 8 at the frequency and in the format specified therein, and (B) requested by HPI on an ad hoc or periodic basis (collectively, “Reports”). Within 90 days following the Effective Date, HPES will provide to HPI an updated and revised Schedule 8 that, with HPI’s approval, will replace the Schedule 8 attached to this Agreement as of the Effective Date. All Reports will be provided at no additional charge to HPI or the other Service Recipients, provided that ad hoc reports that must be created manually and cannot be created utilizing the existing HPES Personnel, are subject to an additional Charge calculated using the applicable rates set forth in the Rate Card. Unless otherwise specified in this Agreement, all Reports to be provided on a periodic basis will be provided monthly on the 15th day of each month in an electronic format.

(B) HPES will validate the data comprising the Reports provided under the Agreement, including by analyzing such underlying data. Such analysis will include a review of each data source for validity and accuracy, using a statistically significant number of validation points. In the event that such data is reasonably suspected to be invalid, HPES will (1) notify HPI no later than five days after suspecting such invalid data, and (2) engage with the applicable Report recipient to investigate and resolve such invalid data.

4.6 Support for Acquisitions, Expansions and Divestitures.

(A) Acquisitions and Expansions.

(1) With respect to a potential Acquisition or Expansion Event, upon HPI’s request, HPES will provide support (including assessments of any technology environments included or impacted by such Acquisition or Expansion Event, potential integration approaches, and the impact of the Acquisition or Expansion Event on the Services, Service Levels, Charges and other aspects of this Agreement) as requested by HPI to assist HPI with its assessment of the components of the Acquisition or Expansion Event to which the Services will relate. Such support will be provided within the time frame agreed upon by the Parties.

(2) As requested by HPI, HPES will provide, subject to additional Charges calculated using the applicable rates in the Rate Card, personnel to staff vacancies and to provide management for the IT functions needed to support any Acquisition or Expansion Event, including, to

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the extent necessary, onsite support at any location of the Acquisition or Expansion Entity.

(3) In the event of an Acquisition or Expansion Event, HPI may elect to have HPES provide some or all of the Services to an Acquisition or Expansion Entity. Such Services will be provided to such Acquisition or Expansion Entity in accordance with the then-existing terms of this Agreement, including the applicable Charges Methodology. Except with respect to any one-time charges for transition services, the Charges for the Services will be calculated as if HPI’s demand for the Services increased by the volumes necessary to support the Acquisition or Expansion Entity at the applicable then-current Charges and in accordance with the Charges Methodology applicable to such Services. If transition services are required in order to commence providing Services to the Acquisition or Expansion Entity, HPES will provide such transition services as required by HPI. HPES will complete such transition services within the time frames agreed upon by the Parties and HPI will pay any one-time charges agreed upon by the Parties with respect to such transition, calculated using the applicable rates set forth in the Rate Card.

(4) If an Acquisition or Expansion Entity has an existing contract with HPES that covers or relates to the subject matter of this Agreement, HPI may, at its option, (a) retain the entity’s existing contract in effect until the expiration or termination of such existing contract, after which such entity may receive the benefits of this Agreement as a Service Recipient, or (b) immediately terminate such existing contract, after which such entity may receive the benefits of this Agreement as a Service Recipient. The termination of the existing contract will be without cost or penalty and without payment of any termination charges for any categories of services provided under the existing contract that fall within the Towers under this Agreement, and continue to be delivered pursuant to this Agreement.

(B) Divestitures.

If HPI divests an entity, business or brand, in whole or in part (a “Divested Entity”), HPI may elect to (a) reduce the volume of Services (and any related commitments thereto) provided to HPI by the volume of the Services that was provided to the Divested Entity, or (b) have HPES continue to provide the Services to such Divested Entity in accordance with the then-existing terms of this Agreement, including the applicable Charges Methodology, for a period determined by HPI, not to exceed 12 months from the effective date of such divestiture, and thereafter reduce the volume of Services (and any related commitments thereto) provided to HPI by the volume of the Services that was provided to the Divested Entity. HPI will exercise on behalf of the Divested Entity any rights such Divested Entity may have under this Agreement. If transition services are required in order to terminate the provision of Services to a Divested Entity, HPES will provide such services as required by HPI. HPES will complete such transition services within the time frames agreed upon by the Parties and HPI will pay any one-time charges agreed upon by the Parties with respect to such transition, calculated using the applicable rates set forth in the Rate Card.

5.	PROJECTS

5.1 Project Requests.

(A) From time to time, HPI may request HPES to perform Projects. HPI may initiate a request for a new Project by providing such request in writing (each such request, a “Project Request”) to HPES.

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(B) HPES will, within the time frame specified in such Project Request (and in no event more than five business days from receipt of such request), at no charge to HPI, prepare and deliver to HPI a proposed Project work order (each, a “Project Work Order”), as described in Section 5.2.

(C) Notwithstanding any request made to HPES by HPI pursuant to this Section, HPI will have the right to contract with a third party to provide, or propose to provide, services that are the same or similar to the Services to be provided in connection with the Project.

5.2 Project Work Orders.

Each proposed Project Work Order prepared by HPES will be in the form attached to Schedule 6 and will, at a minimum, contain the following information:

(A) a detailed description of the scope of work to be performed by HPES to complete and implement the Project, including any required Deliverables;

(B) any specific Service Levels that will apply to the completion and implementation of such Project, including HPES’ agreement to meet applicable Service Levels;

(C) an anticipated schedule for completing and implementing the Project and any related Deliverables, including Milestones and credits for failing to achieve Acceptance of Milestones and Deliverables;

(D) the HPES Personnel that will be assigned to each activity specified in the Project Work Order, including the location of such HPES Personnel (i.e., onsite, offsite, onshore, offshore);

(E) HPES’ proposed productivity measures for the activities specified in the Project Work Order;

(F) a description of the Acceptance Criteria and Acceptance Testing procedures to be used by HPI in connection with any Acceptance Testing of such Project and any Related Deliverables and Milestones;

(G) the estimated number of personnel hours needed to complete the Project;

(H) one or more fee quotes, based on the following pricing mechanisms: (a) the applicable hourly rate, in accordance with the Rate Card, (b) if the Project consists of multiple units of work for which there are pre-defined one-time Charges, the number of pre-defined work units multiplied by the applicable pre-defined one-time Charge, or (c) if requested by HPI, a fixed fee or other pricing mechanism;

(I) any increase or decrease in the Charges on an ongoing basis caused by such Project (which adjustments will be made in accordance with the applicable Charges Methodology), the date any such Charges adjustments would go into effect, and the reasons for such adjustments; and

(J) any adjustment to the Service Levels on an ongoing basis caused by such Project, the date any such adjustments would go into effect, and the reasons for such adjustments.

HPES will not commence performing any services in connection with a Project, and HPI will not be responsible for any Charges applicable to such Project, until the Parties have executed the applicable

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Project Work Order. Any change to a Project Work Order will be made pursuant to the Change Control Procedure.

5.3 Project Staffing.

The HPES Personnel assigned to perform Projects will possess the training, education, experience, competence and skill to perform such work, and will be fully qualified to complete such Projects.

5.4 Project Reporting.

HPES will provide weekly status reports for each Project, consisting of schedule updates, the previous week’s activities, the following week’s activities, risks, issues and open action items. Such reporting will be performed by the HPES Contract Manager or designee and will be at no incremental charge to HPI.

5.5 Reprioritization and Cancellation.

HPES acknowledges and agrees that HPI will have the right, in its sole discretion, to reprioritize, suspend for up to 120 days, or terminate, any Project upon 10 days’ notice to the HPES Contract Manager. If HPI suspends the Project, and the duration of such suspension is 30 days or less, HPES will retain the HPES Personnel assigned to the Project at the time of such suspension. If HPI suspends the Project, and the duration of such suspension is more than 30 days, HPES will have no obligation to retain the HPES Personnel assigned to the Project and HPI acknowledges that such HPES Personnel may not be available to work on such Project at the end of the suspension period. HPI will reimburse HPES for (A) any Out-of-Pocket Expenses resulting from such reprioritization or suspension and (B) Labor Costs for HPES Personnel assigned to the Project at the time of reprioritization or suspension that HPES is not able to redeploy; provided, however, that (1) HPES used commercially reasonable efforts to mitigate such Out-of-Pocket Expenses and Labor Costs, (2) HPES notified HPI of such Out-of-Pocket Expenses and Labor Costs promptly after HPES became aware that such Out-of-Pocket Expenses and Labor Costs would be incurred, and (3) HPI’s decision to reprioritize or suspend such Project is not the direct result of HPES’ failure to perform its obligations in accordance with the applicable Project Work Order or the terms of this Agreement. If HPI suspends a Project for HPI’s convenience and does not provide notice to HPES to resume the Project within 120 days, HPI will terminate the applicable Project Work Order. If HPI terminates a Project Work Order, HPES will stop performing the Project work in an orderly manner as of the date specified by HPI. Such cancellation will be without cost or penalty and without payment of termination charges, provided that, if such termination is for HPI’s convenience, such termination will be subject to HPI’s payment of (a) any termination charges specified in the applicable Project Work Order, and (b) Charges for chargeable Project work performed by HPES up to the date of termination specified in HPI’s notice of termination.

6.	COOPERATION WITH THIRD PARTIES

6.1 General.

(A) HPES acknowledges that it is performing the Services in a multi-vendor environment and agrees that it may be necessary for HPES to coordinate its responsibilities with the efforts of third party providers or suppliers providing products or services to the Service Recipients (collectively, “Third Party Providers”), which coordination efforts may include proactively

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communicating with the Third Party Providers regarding Service issues and coordination issues, acting as the single point of intake and resolution for Third Party Providers’ questions and issues, scheduling meetings for discussion and exchange of information as appropriate, and providing guidance to Third Party Providers with respect to HPES’ and the Service Recipients’ IT environments as they relate to the Services. HPES will cooperate with any Third Party Provider to the extent required for HPES to provide the Services in accordance with this Agreement and to the extent required for such Third Party Provider to provide its products or services to the Service Recipients. Such coordination and cooperation will be at no additional charge to HPI unless it results in a Change or material additional cost to HPES, in which case it will be addressed through the Change Control Procedure.

(B) HPES’ obligation to coordinate and cooperate with Third Party Providers will include the following, to the extent requested by HPI or a Third Party Provider and as necessary for a Third Party Provider (as determined by HPI) to provide products and services to HPI:

(1) providing information and data concerning the Services (including the manner in which the Services are provided), the Systems, and other resources used to provide the Services, including information regarding any System configurations and settings, operating environments, System constraints and other operating parameters;

(2) providing access to and use of the Policies and Procedures Manuals;

(3) providing access to any Service Locations;

(4) providing access to any Reports; and

(5) providing access to and use of the Systems, HPES IP and Service Delivery Resources;

provided, however, that provision of access to (a) HPES Service Locations will be subject to compliance with HPES’ reasonable security policies and (b) Confidential Information of HPES will be subject to the conditions set forth in Section 20.1(B)(2).

6.2 Cooperation on Service Problems.

HPES will cooperate with Third Party Providers to establish the root cause of any failure by (A) HPES to perform its obligations under this Agreement, to the extent such failure affects the Third Party Provider’s performance of its obligations to the Service Recipients and (B) any Third Party Provider to perform its obligations relating to the Service Recipients (each such failure described in (A) and (B), a “Service Problem”). To the extent the root cause of a Service Problem falls within the responsibility of HPES or a Third Party Provider to correct, each will provide to the other, as requested, reasonable assistance and support regarding the resolution of the Service Problem. HPI will use commercially reasonable efforts to cause Third Party Providers to cooperate with HPES in a manner consistent with this Section. Subject to Section 6.3, in no event will such assistance and support affect the overall allocation of responsibility between HPES and Third Party Providers regarding (1) HPES’ performance of its obligations under this Agreement (including HPES’ performance of the Services in accordance with the Service Levels) and (2) any Third Party Provider’s obligations relating to the Service Recipients. HPES will not be responsible for performing any Third Party Provider’s obligations to the Service Recipients.

6.3 Disputes Related to Cooperation.

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(A) HPES will use commercially reasonable efforts to resolve any dispute between HPES and a Third Party Provider (each, a “Third Party Provider Dispute”) without HPI’s intervention no later than five days after HPES becomes aware of such Third Party Provider Dispute.

(B) If HPES and the Third Party Provider (“Disputing Parties”) are not able to resolve such Third Party Provider Dispute within such five-day period:

(1) HPES will: (a) promptly provide notice to HPI of the Third Party Provider Dispute; (b) provide information to HPI concerning the Third Party Provider Dispute; and (c) provide HPES’ recommendation for remedying the Third Party Provider Dispute. HPI may request additional information concerning the Third Party Provider Dispute and require the Disputing Parties to attend meetings to determine the appropriate resolution of the Third Party Provider Dispute; and

(2) HPI may direct one of the Disputing Parties to begin to perform any services necessary to cure the Service Problem based on HPI’s reasonable belief regarding which Disputing Party has responsibility to provide the disputed services. If HPI directs HPES to perform such services, HPI will so inform HPES and HPES will immediately commence performance of such services. Subject to Section 6.3(C), any such services performed by HPES will be performed at no additional charge to HPI.

(C) If either Party wishes to pursue further the resolution of the Third Party Provider Dispute, either Party may submit the issue to the other Party for resolution in accordance with Article 28. Pending final adjudication of a dispute, HPES will continue to perform the Services in accordance with the terms of this Agreement. If it is determined through the dispute resolution procedures that HPES is not responsible under this Agreement for curing the disputed Service Problem, HPI will compensate HPES (using the applicable rates set forth in the Rate Card) for HPES’ performance of the services necessary to cure the Service Problem. If it is determined that HPES is responsible under this Agreement for curing the disputed Service Problem, HPES will refund any amounts paid by HPI to HPES for HPES’ efforts to correct the disputed Service Problem.

7.	REQUIRED CONSENTS

7.1 HPES Required Consents.

HPES, with the cooperation of HPI, will obtain and maintain any licenses, consents, authorizations or approvals, other than the HPI Required Consents, that are necessary for HPES to provide the Services (collectively, the “HPES Required Consents”), including those consents that are necessary to allow:

(A) HPES to (1) grant any licenses or rights of use to HPES IP, or (2) assign any of its interests in the Developed IP, in each case as described in Article 13;

(B) the Service Recipients to use any HPES Equipment in connection with their use and receipt of the Services;

(C) HPI to take an assignment to any Equipment leases as set forth in Section 31.1(B)(2);

(D) HPI to take an assignment to any third party contracts pursuant to Section

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31.1(B)(3); and

(E) HPES to use in its provision of the Services, and the Service Recipients to access and use in their receipt of the Services, any other services, resources, materials or other items contracted for or licensed or leased by HPES from third parties.

7.2 HPI Required Consents.

HPI, with the cooperation of HPES, will obtain and maintain any licenses, consents, authorizations or approvals (collectively, the “HPI Required Consents”) that are necessary to allow:

(A) HPI to grant any of the licenses or rights with respect to HPI IP described in Section 13.1;

(B) HPES to use any HPI Provided Equipment as permitted by this Agreement;

(C) HPES to take an assignment of any Assigned Contracts pursuant to Section 11.2 or to manage any Managed Contracts pursuant to Section 11.3; and

(D) HPES to use, in its provision of the Services, any other services, resources, materials or other items contracted for or licensed or leased by HPI from third parties, including with respect to third party Software.

7.3 Compliance with Required Consents.

HPES will comply with the requirements of the HPES Required Consents and the HPI Required Consents (to the extent that the terms of the HPI Required Consents have been disclosed in writing to HPES by HPI). HPI will comply with the requirements of each of the HPI Required Consents and the HPES Required Consent (to the extent that the terms of the HPES Required Consents have been disclosed in writing to HPI by HPES).

7.4 Costs and Fees.

Each Party will pay any costs, expenses and fees (including license, re-licensing, transfer or upgrade fees or termination charges) as may be required to obtain such Party’s Required Consents.

7.5 Alternative Approaches.

If a Party is unable to obtain a Required Consent, then, unless and until such Required Consent is obtained, HPES and HPI will determine and adopt, subject to HPI’s approval, such alternative approaches as are necessary and sufficient for the Services to be provided without such Required Consent. If such alternative approaches are required for a period longer than 60 days following the Effective Date, the Parties will equitably adjust the terms of this Agreement, including the Charges in accordance with the applicable Charges Methodology to reflect (A) if the alternative approach is required because HPES is unable to obtain an HPES Required Consent, any additional costs and expenses being incurred by the Service Recipients and any Services not being received by the Service Recipients, or (B) if the alternative approach is required because HPI is unable to obtain an HPI Required Consent, any additional costs and expenses being incurred by HPES. In addition, if HPES fails to obtain an HPES Required Consent within 60 days following the Effective Date and such failure has a material adverse impact on the Service Recipients’ receipt of the Services, HPI may, upon notice to HPES, terminate this Agreement without

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regard to Section 29.1, in whole or in part, as of the termination date specified in the notice, without cost or penalty and without the payment of any termination charges, subject to Section 7.1(B) of Schedule 5. The failure to obtain any HPES Required Consent will not relieve HPES of its obligations under this Agreement and HPES will not be entitled to any additional compensation or reimbursement of any amounts in connection with obtaining or failing to obtain any HPES Required Consent or implementing any alternative approach required by such failure.

8.	COMPLIANCE WITH AND CHANGES IN APPLICABLE LAWS

8.1 HPI.

HPI will comply with all Laws applicable to HPI and its business (i.e., Laws under which HPI would be liable in the case of non-compliance) that affect its use or receipt of the Services.

8.2 HPES.

(A) HPES will (1) comply with all Laws applicable to HPES as a provider of IT outsourcing services and (2) perform the Services in a manner that does not cause HPI to be out of compliance with Laws applicable to the Services.

(B) Without limiting HPES’ obligations under Section 8.2(A), HPI may direct HPES on the method of compliance with any Laws applicable to HPES’ performance of the Services. HPES will comply with all such direction, provided that HPES will not be responsible to HPI for a failure to comply with a Law to the extent that such non-compliance is due to HPES’ reliance on, and compliance with, HPI’s direction pursuant to this Section in respect of such Law.

(C) HPES will provide HPI (or its designee) access to any information, Service Locations and HPES Personnel as HPI reasonably deems is necessary to confirm that HPES is in compliance with any Law applicable to HPI.

(D) If HPES is not in compliance with Section 8.2(A), then: (1) HPES will immediately undertake such measures as are necessary to establish compliance with the Law; (2) if HPES does not take action in accordance with Section 8.2(D)(1), HPI (or its designee) may, at HPES’ cost and expense, undertake such measures as HPI may require and that are necessary to establish compliance with the Law; or (3) if such non-compliance causes the Service Recipients to become subject to any formal action by a Governmental Authority, which will include any material investigation, fine or penalty levied by such Governmental Authority, HPI may, upon notice to HPES, terminate this Agreement without regard to Section 29.1, in whole or in part, as of the termination date specified in the notice, without cost or penalty and without the payment of any termination charges, subject to Section 7.1(B) of Schedule 5.

8.3 Changes in Laws.

(A) HPES will promptly notify HPI of any changes in Law of which it becomes aware that may relate to: (1) the Service Recipients’ use or receipt of the Services or HPES’ performance of the Services; and (2) the protection, transmission, handling, storage or other treatment of Personal Data, to the extent related to HPES’ performance of the Services. The Parties will work together to identify the impact of such changes on the Service Recipients’ use or receipt and HPES’ performance of the Services.

(B) Unless a change in Law causes the performance of the Services to become

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illegal, HPES will perform the Services regardless of changes in Law.

(C) Subject to Section 8.3(D), each Party will bear the cost of compliance with any changes in Laws (not related to the Services) applicable to such Party (e.g., Laws relating to the employment of its employees, employee tax withholding applicable to its employees or environmental and health and safety Laws relating to its employees or facilities).

(D) HPI will bear the costs to comply with any change in Law described in Section 8.1. HPES will bear the costs to comply with any change in Law described in Section 8.2(A).

(E) If any change in a Law applicable to the Services, including a change in an applicable tax rate, is expected to increase the Service Recipients’ annual costs with respect to receipt of the Services by more than 10 percent of the then-current annual Charges, HPI may, upon notice to HPES, terminate this Agreement without regard to Section 29.1, in whole or in part, as of the termination date specified in the notice, (1) in the case of a change in Law described in Section 8.2(A), without cost or penalty and without the payment of any termination charges, and (2) in the case of any change in Law described in Section 8.1, without cost or penalty subject to the payment of any applicable termination charges set forth in Section 7.2(A) of Schedule 5.

8.4 Cooperation with Regulators.

As directed by HPI and subject to HPES’ obligations under Section 20.1(B)(3), HPES will work in an open and cooperative way with Governmental Authorities that regulate HPI, including by: (A) meeting with such Governmental Authorities; (B) coordinating with HPI to provide to representatives or appointees of such Governmental Authorities any materials, records and information relating to the Services or allowing any such representatives or appointees access to such materials, records and information relating to the Services and providing such facilities as such representatives or appointees may reasonably require; and (C) permitting representatives or appointees of such Governmental Authorities to have access to any of its premises to the extent related to the Services, as required by such representatives or appointees.

9.	SERVICE LEVELS

9.1 General.

HPES will perform the Services in a manner that meets or exceeds the quantitative Service Levels and other performance requirements (each, a “Service Level”) described in this Agreement. HPES will measure and report on its performance against the Service Levels, and pay Service Level Credits, in accordance with Schedule 4.

9.2 Satisfaction Surveys.

HPES will conduct management and customer satisfaction surveys (each, a “Satisfaction Survey”) in accordance with Schedule 4.

10.	SERVICE PROVIDER PERSONNEL

10.1 Background Checks.

(A) Before assigning any HPES Personnel to perform the Services, HPES will conduct,

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in compliance with applicable Laws and at HPES’ cost and expense, an educational, prior work experience and criminal background check on each such individual. For each individual HPES Personnel who resides in the United States or performs any Services while in the United States, background checks will include, at a minimum, the background check procedures required by the applicable HPI Policy specified in Schedule 13 and (1) verification of such individual’s identity, based on original documentation, (2) verification of such individual’s educational degrees or diplomas earned, based on original documentation or confirmation from the applicable educational institution, (3) verification of such individual’s prior employment history for the previous seven years, based on original documentation or confirmation from the applicable employer, and (4) a criminal background check, including fingerprinting of such individual. For HPES Personnel who reside outside the United States or perform any Services while outside the United States, HPES will conduct, in compliance with all applicable Laws and at HPES’ cost and expense, the background check procedures specified in this Section and the applicable Local Agreement, if any. If no such background check procedures are specified for a country, HPES will perform the background check specified for the United States except to the extent prohibited by applicable Law in such country. HPES will obtain the consent of any individual prior to performing the background checks described in this Section. HPES will also conduct, in compliance with applicable Laws and at HPES’ cost and expense, a five-panel drug screen. HPES will maintain copies of background checks during the Term and, upon HPI’s request, provide HPI with such copies for its review.

(B) HPES will not assign any individual to perform the Services (1) whose background check is not consistent with the information provided by such individual, (2) who tests positive for illegal substances, (3) who has been convicted of, pled guilty or nolo contendere to a crime involving breach of trust, dishonesty, injury or attempted injury to any property or person, or (4) who refuses to provide consent with respect to performance of the background checks and drug screens described in this Section, and HPES will promptly notify HPI if HPES at any time learns that any individual who has been assigned to perform the Services does not meet any of these requirements. At HPI’s request, HPES will certify in writing to HPI that each individual HPES Personnel has tested negative for illegal substances, and does not have a felony conviction, a conviction of a crime punishable by imprisonment of more than one year, a conviction of a crime that is job-related in nature, or any conviction that would render such individual not bondable as an employee according to customary bond underwriting criteria used by HPES’ insurer.

10.2 Requirements and Conduct.

(A) HPES will assign an adequate number of HPES Personnel to perform the Services. HPES Personnel will possess the experience, skills and qualifications necessary to perform the Services in accordance with this Agreement and any additional experience, skills and qualifications agreed upon by the Parties. HPES acknowledges and agrees that it will be the responsibility of HPES to provide adequate levels of training and education so that the HPES Personnel remain current as to industry and technology best practices and developments and changes to the Services, Systems, Service Delivery Resources or any other resources, methods or processes used by HPES to provide the Services. If requested by HPI, HPES will cause HPES Personnel to attend training sessions provided by HPI.

(B) HPES will ensure that all HPES Personnel are legally authorized to work in the country or countries from which they perform the Services, and are free from any legal or contractual restraints prohibiting them from working or exercising their skills, including employment agreements or non-competition agreements with other or former employers. HPES will be solely responsible for compliance with immigration and visa Laws and requirements in respect of the HPES Personnel. HPES

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represents and warrants that all HPES Personnel (1) will hold appropriate and valid visas or other work authorizations for the jurisdiction in which such individuals will be working, each of which will be valid for a period at least equal to the anticipated duration of each such individual’s assignment to the HPI account, and (2) will not be provided by HPES with any technology or information in violation of any Export Controls.

(C) Upon HPI’s request, HPES will provide HPI with a list of (i) all dedicated HPES Personnel providing the Services, (ii) all HPES Personnel with access to HPI’s networks, and (iii) an organization chart reflecting the structure of such HPES Personnel in (i) and (ii). The HPES Personnel designated as such in Schedule 6 will be assigned to the HPI account on a full-time, dedicated basis.

(D) HPES Personnel located at HPI Service Locations may only provide services from such Service Locations that support HPI’s business operations and not the business operations of HPES or any other customer of HPES.

(E) HPES will ensure that all HPES Personnel comply with (1) the confidentiality provisions of this Agreement, both during and after the Term, and (2) the provisions of this Article. Prior to assigning an individual to perform the Services, HPES will ensure that such individual has entered into a confidentiality agreement with terms at least as stringent as the confidentiality obligations set forth in this Agreement and an intellectual property assignment agreement sufficient to effectuate HPES’ assignment of Developed IP to HPI as required by this Agreement.

(F) While at HPI Service Locations, HPES will cause all HPES Personnel to (1) comply with the requests, standard rules and regulations of the applicable Service Recipients regarding safety and health, personal and professional conduct (including the wearing of an identification badge and adhering to facility regulations and general safety practices or procedures, and including any drug testing policies and business conduct and ethics policies applicable to the Service Recipients’ employees) generally applicable to such HPI Service Locations and (2) otherwise conduct themselves in a professional and businesslike manner.

(G) The Parties agree that the HPES Relationship Manager, HPES Contract Manager and any other HPES Personnel designated by the HPI Contract Manager, will be located at either the HPI corporate campus in Palo Alto or as otherwise agreed by the Parties.

10.3 Key HPES Positions.

(A) Certain HPES Personnel positions that are critical to the Services (each, a “Key HPES Position”) are set forth in Schedule 6. HPI may from time to time change the positions designated as Key HPES Positions, provided that, without HPES’ consent, the number of Key HPES Positions will not exceed the number then-currently specified in Schedule 6.

(B) HPES will designate: (1) an individual who will be responsible for managing the overall relationship established by this Agreement and to whom all communications concerning this Agreement will be addressed (the “HPES Relationship Manager”); and (2) an individual who will (a) serve as the single point of accountability for the Services and (b) have day-to-day authority for making operational decisions and otherwise ensuring HPI’s reasonable satisfaction with the Services (the “HPES Contract Manager”). These positions will have the additional roles and responsibilities described in Schedule 6 and will be Key HPES Positions. The compensation of the HPES Relationship Manager and the HPES Contract Manager will include significant financial incentives based on HPI’s satisfaction with

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the Services.

(C) Before assigning any individual to fill a Key HPES Position, whether as an initial assignment or as a replacement, HPES will: (1) notify HPI of the proposed assignment; (2) introduce the individual to appropriate representatives of HPI; (3) provide HPI with a résumé and any other information available to HPES regarding the individual that may be requested by HPI; and (4) obtain HPI’s approval for such assignment. If HPI objects to such individual, HPES will, as soon as reasonably possible, propose a replacement.

(D) Subject to Section 10.4, HPES will not replace or reassign an individual filling a Key HPES Position for a minimum of 24 months (or shorter duration specified in Schedule 6) from the date such individual is first assigned to a Key HPES Position, unless: (1) HPI consents to such reassignment or replacement, or (2) such individual (a) voluntarily resigns from, or is dismissed by, HPES, (b) fails to perform his or her duties and responsibilities pursuant to this Agreement or (c) dies, is disabled or is placed on long-term medical leave, in which case HPES will (i) give HPI as much notice as reasonably possible of such development and (ii) expeditiously identify and obtain HPI’s approval of a suitable replacement. Individuals filling Key HPES Positions may not be reassigned until a suitable replacement has been approved by HPI, and no such transfer will occur at a time or in a manner that would have an adverse impact on delivery of the Services.

(E) HPES will not assign any individual serving in a Key HPES Position to the account of any HPI Competitor without HPI’s consent (1) while such individual is assigned to the HPI account and (2) for a period of six months following the date that such individual is removed from, or ceases to provide the Services in connection with, the HPI account.

10.4 Removal and Replacement.

(A) If HPI requests that any HPES Personnel be removed from the HPI account where HPI’s request is the result of such individual’s (1) tortious or illegal conduct or moral turpitude or (2) repeated violations of this Agreement, then HPES will immediately remove such individual from the HPI account.

(B) If HPI requests that any HPES Personnel be removed from the HPI account for reasons other than as provided in Section 10.4(A), then upon receipt of such request, HPES will have a reasonable period of time (but in any event no more than 10 days) to (1) investigate such matter and take appropriate action, which may include (a) removing the applicable person from the HPI account and providing HPI with prompt notice of such removal, and (b) replacing the applicable person with a similarly qualified individual; or (2) taking other appropriate disciplinary action to prevent a recurrence.

(C) HPES will notify HPI as soon as possible after dismissing or reassigning any HPES Personnel. If HPES terminates any HPES Personnel for cause, HPES will notify HPI of this action and will work with HPI to assess any potential impacts on the Service Recipients of the individual’s termination or prior performance.

(D) HPES will, as soon as reasonably possible, replace any individual HPES Personnel who is removed, terminated, resigns or otherwise ceases to perform the Services with an individual with equal or better qualifications to perform the Services. HPES will use commercially reasonable efforts to provide for an appropriate transition (overlap) period for any individual who is replaced, and will use commercially reasonable efforts to minimize any disruption such replacement may cause in the

IT Service Agreement

performance of the Services.

(E) HPES will not invoice HPI for, and HPI will have no obligation to pay, any amounts with respect to time to train any HPES Personnel, including with respect to training an individual replacing an individual who was removed from the HPI account.

10.5 Use of Subcontractors.

(A) HPES will not subcontract or delegate performance of the Services or any other obligations under this Agreement, including to an Affiliate of HPES, without the prior consent of HPI, which consent HPI may withhold in its sole discretion. Prior to entering into a subcontract with a subcontractor, HPES will give HPI reasonable prior notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed HPES Agent. At HPI’s request, HPES will forward to HPI a description of the scope and material terms (other than financial) of the proposed subcontract.

(1) The subcontractors that are approved as of the Effective Date (and the Services that such subcontractors are approved to perform) are set forth in Schedule 12.

(2) HPI will have the right to direct HPES to replace, and HPES will comply with such direction, an HPES Agent if (a) the HPES Agent’s performance is materially deficient or not in compliance with the terms and conditions of this Agreement, (b) good faith doubts exist concerning the HPES Agent’s ability to render future performance because of changes in the HPES Agent’s ownership, management, financial condition or otherwise, or (c) there have been material misrepresentations by or concerning the HPES Agent.

(B) No subcontracting or delegation will release HPES from its responsibility for its obligations under this Agreement, and HPES will be responsible for all acts and omissions of the HPES Agents, including compliance or non-compliance with any term of this Agreement. Any work performed by HPES Agents will be deemed work performed by HPES. HPES will be responsible for all payments to the HPES Agents. HPES will ensure that any entity to which HPES subcontracts or delegates any performance of the Services or any obligations set forth in this Agreement complies with this Agreement.

(C) HPES will not disclose HPI Confidential Information to an HPES Agent unless and until such HPES Agent has agreed in writing to protect the confidentiality of such Confidential Information in a manner no less restrictive than that required of HPES under this Agreement.

10.6 Turnover.

HPI and HPES agree that it is in their best interests to keep the turnover of HPES Personnel to a reasonably low level. Accordingly, if HPI reasonably believes that the turnover of HPES Personnel is excessive and so notifies HPES, HPES will (A) provide data concerning its turnover, (B) meet with HPI to discuss the reasons for, and impact of, the turnover, (C) promptly provide HPI with a remediation plan in accordance with its existing retention policies for HPI’s review and approval, and (D) promptly implement such plan following such review and approval, at its cost and expense. Notwithstanding transfer, attrition or other turnover of HPES Personnel, HPES will remain obligated to perform the Services without degradation and in accordance with the Service Levels and other terms of this Agreement.

IT Service Agreement

10.7 Additional HPES Responsibilities.

HPES will at all times remain the employer of all of its employees (and remain liable for all HPES Personnel) performing the Services, and HPES will perform all of the responsibilities of an employer under applicable Laws. HPES will be responsible for: (A) selecting and hiring its employees legally, including compliance with all applicable Laws in connection therewith; (B) assuming full responsibility for the actions of HPES Personnel while performing Services; (C) the supervision, direction and control of HPES Personnel performing Services; (D) paying its employees’ wages and other benefits that HPES offers to such employees in accordance with applicable Laws; (E) paying or withholding all required payroll taxes and mandated insurance premiums; (F) providing worker’s compensation coverage for employees as required by Law; and (G) fulfilling its obligations with respect to unemployment compensation.

10.8 Non-Solicitation of Employees.

Except as set forth below, during the Term and for 12 months after the expiration or termination of this Agreement, neither HPI nor HPES will, and will cause each of their Affiliates to not, directly or indirectly, hire, solicit or seek to procure (other than solicitation through general advertising and hiring as a result of such solicitation), without the prior consent of the other Party, the employment of any employee of the other Party or its Affiliates who is or was actively involved in the performance, consumption or evaluation of the Services. The provisions of this Section will not restrict HPI from employing (or soliciting the employment of) any HPES employees in accordance with Section 31.1(B)(1).

11.	THIRD PARTY CONTRACTS

11.1 General.

HPES will structure its arrangements with third party providers of services, Equipment, Software and other resources that are dedicated to the performance of the Services so that the relevant contracts may be assigned to HPI or the Successor Supplier, without payment of any transfer fee, upon the termination or expiration of this Agreement and so that the ongoing payments under those arrangements payable by HPI or the Successor Supplier after such assignment are consistent with, and no higher than, the fees payable by HPES prior to such assignment. If HPES is not able to accomplish the foregoing after using commercially reasonable efforts, HPES will notify HPI and discuss with HPI the consequences (including any impact on the Services and Service Levels) of HPES not being able to use the applicable resources from the provider that will not allow the assignment sought by HPI. If, following that discussion, HPI directs HPES to not use such resources, and HPES is not able to find a suitable workaround, HPES will be relieved of its obligations hereunder to the extent its ability to perform is adversely impacted by the inability to use such third party resources.

11.2 Assigned Contracts.

Effective as of the Effective Date and subject to HPI having obtained any applicable HPI Required Consents, HPI will assign to HPES, and HPES will assume from HPI, the Assigned Contracts. HPES will pay directly, or reimburse HPI if HPI has paid, the charges and other amounts under the Assigned Contracts, where such charges are attributable to the periods on or after the Effective Date. HPES will comply with the duties imposed on HPI under such contracts.

11.3 Managed Contracts.

IT Service Agreement

(A) General.

Effective as of the Effective Date and subject to HPI having obtained any applicable HPI Required Consents, HPES will manage, administer and maintain the Managed Contracts as described in this Section. HPES will provide HPI with no less than 90 days’ prior notice of any renewal, termination or cancellation dates and fees with respect to a Managed Contract. HPES will not renew, modify, terminate or cancel, or request or grant any consents or waivers under any Managed Contract without HPI’s prior consent. Any fees or charges or other liability or obligation imposed upon HPI in connection with any such renewal, modification, termination or cancellation of, or consent or waiver under, the Managed Contracts that is obtained or given without HPI’s consent will be paid or discharged, as applicable, by HPES.

(B) Managed Contract Invoices.

HPES will (1) receive all Managed Contract invoices, (2) review and correct any errors in any such Managed Contract invoices in a timely manner, and (3) submit such Managed Contract invoices to HPI within a reasonable period of time prior to the due date or the date on which HPI may pay such Managed Contract invoice with a discount. HPI will pay the Managed Contract invoices received and approved by HPES. HPI will only be responsible for payment of Managed Contract invoices and will not be responsible to HPES for any management, administration or maintenance fees of HPES in connection with the Managed Contract invoices. HPI will be responsible for any late fees in respect of the Managed Contract invoices, provided that HPES submitted the applicable Managed Contract invoices for payment within a reasonable period of time prior to the date any such Managed Contract invoice is due, but in no event later that 14 days prior to the date upon which payment is due. If HPES fails to submit a Managed Contract invoice to HPI for payment in accordance with the preceding sentence, HPES will be responsible for any discount not received or any late fees in respect of such Managed Contract invoice.

(C) Performance Under Managed Contracts.

HPES will promptly notify HPI of any breach of, misuse, or fraud in connection with any Managed Contracts of which HPES becomes aware, and will cooperate with HPI to prevent or stay any such breach, misuse or fraud.

12.	EQUIPMENT, SYSTEMS AND NETWORKS

12.1 Equipment.

(A) HPI Provided Equipment.

The Equipment that will be provided by HPI for HPES’ use in the provision of the Services (such Equipment, “HPI Provided Equipment”) is set forth in Schedule 10. HPI will provide HPES with access to such HPI Provided Equipment on an “as is, where is” basis for use by HPES in providing the Services. HPES will be responsible, at HPI’s direction and in accordance with Schedule 5, for procuring any upgrades or replacements with respect to such HPI Provided Equipment. HPES will manage and maintain HPI Provided Equipment in the manner such HPI Provided Equipment was maintained as of the Effective Date, unless otherwise agreed by the Parties. The HPI Provided Equipment as of the Effective Date is identified in Schedule 10.

(B) HPES Equipment.

IT Service Agreement

HPES will install, operate, and manage all of the HPES Equipment, in accordance with the standards necessary to provide the Services pursuant to and in accordance with the Agreement. HPES will maintain the HPES Equipment that is Transferred Assets in the manner maintained as of the Effective Date and pursuant to Schedule 5, unless otherwise agreed by the Parties. All right, title and interest in and to any such HPES Equipment will be and remain in HPES, and HPI will not have any title or ownership interest in the HPES Equipment.

(C) New Equipment.

Pursuant to Schedule 5 and at HPI’s direction, HPES will acquire new Equipment in addition to, or in replacement of, Transferred Assets or HPI Provided Equipment and, if such new Equipment is replacing HPI Provided Equipment, in accordance with the provisions of Section 12.1(D). Such new Equipment will be purchased or leased in the name of HPES and charged pursuant to Schedule 5 (including any maintenance charges arising therefrom), except for purchases or leases of upgrades or replacements for HPI Provided Equipment, which will be purchased or leased in HPI’s name.

(D) Procurement Responsibilities.

With respect to HPI Provided Equipment or new Equipment contemplated by Section 12.1(C) procured by HPES pursuant to the provisions of this Article, HPES’ responsibilities will include: (1) evaluating the Equipment and the qualifications of the Equipment vendor; (2) negotiating competitive pricing and terms; (3) ordering, receiving, configuring, installing, testing, maintaining and distributing all such Equipment; (4) performing tracking and asset management for all such Equipment; and (5) tracking license counts and ensuring that the Service Recipients remain compliant with applicable license restrictions.

(E) Equipment Disposal.

HPES will be responsible for the disposal of HPES Equipment and HPI Provided Equipment no longer required by HPES for the provision of the Services. HPES will dispose of all such Equipment in a manner consistent with applicable Law and HPI Policies. HPES will be responsible for all costs, charges or fees associated with the disposal of HPES Equipment and HPI Provided Equipment.

12.2 HPI Systems.

If HPI grants HPES the right to use or access any HPI Systems, such use or access by HPES will be subject to the rights granted by HPI in Section 13.1. HPES’ use and access will be subject to applicable HPI Policies and HPI will have the right to deny, revoke, restrict or otherwise block access to any HPI Systems at any time.

12.3 Networks.

(A) HPES Data Connections.

HPES will provide, at no additional cost or expense to HPI, data connections from a HPES Service Location to another HPES Service Locations (the “HPES Data Connections”). HPI will retain sole financial and administrative responsibility to provide, at no additional cost or expense to HPES, all other data connections, including between HPI-designated points of access to HPI’s data networks, HPES will be responsible for procuring any upgrades and replacements with respect to the HPES Data Connections.

IT Service Agreement

HPES will be responsible for managing and maintaining the HPES Data Connections, and for managing and maintaining the firewalls at its end of the HPES Data Connections and all HPES networks and Equipment beyond such firewall Equipment.

(B) HPI Networks.

If HPI grants HPES the right to use or access any HPI networks, such use or access by HPES will be solely for the purpose of providing the Services. HPES’ use and access will be subject to applicable HPI Policies. HPI will have the right to deny, revoke, restrict or otherwise block access to any HPI networks at any time.

13.	INTELLECTUAL PROPERTY RIGHTS AND SOFTWARE

13.1 License to HPES.

To the extent HPES requires use of HPI IP in connection with providing the Services, HPI hereby grants to HPES, during the Term, a global, fully paid-up, royalty-free, non-exclusive, non-transferable license for HPES and HPES Agents to Use the HPI IP, but only to the extent permitted by the terms of any applicable third party agreements (which HPI will communicate to HPES). The HPI Software that HPI will provide to HPES as of the Effective Date is identified in Schedule 10.

13.2 License to HPI.

(A) License of HPES Non-Software IP.

(1) With respect to HPES IP that is not HPES Software, HPES hereby grants, and will procure from any applicable third party the right to grant, a global, fully paid-up, royalty-free, non-exclusive, perpetual, irrevocable license to the Service Recipients to Use such HPES IP as necessary for HPI to receive and use the Services and services similar to the Services. Such license extends to third parties providing services to the Service Recipients to the extent necessary for such services to be provided by such third parties; provided, however, that such third parties are bound by confidentiality obligations similar to those of HPI under this Agreement.

(2) If the Services involve the delivery of a lecture, training course, speech, or other performance, HPES hereby grants to HPI a license to record (by videotape, audio tape, any electric media or any combination thereof) the performance, reproduce such recordings, and transmit, display and perform any such recording for any HPI audience.

(B) License of HPES Software.

(1) HPES hereby grants, and will procure from any applicable third party the right to grant, a global, fully paid-up, royalty-free, non-exclusive, perpetual, irrevocable license to the Service Recipients to Use the HPES Software (other than HPES Software designated as “Term Limited” in Schedule 10). HPES hereby grants, and will procure from any applicable third party the right to grant, a global, fully paid-up, royalty-free, non-exclusive, irrevocable license to use the HPES Software designated as “Term Limited” in Schedule 10 only during the Term. The license rights granted in this Section extend to third parties providing services to HPI to the extent necessary for such services to be provided by such third parties; provided, however, that such third parties are bound by confidentiality obligations similar to those of HPI under this Agreement.

IT Service Agreement

(2) The HPES Software that HPES will use to provide the Services is set forth in Schedule 10. Prior to using any HPES Software that is not identified in Schedule 10 to provide the Services, HPES will: (a) submit such HPES Software to HPI for HPI’s review and approval; and (b) with respect to HPES Software that is licensed or leased from a third party, structure the applicable software license agreement in accordance with Section 11.1. If HPES is unable to obtain such right, then prior to using such Software, HPES will notify HPI of the approximate cost of obtaining such right or obtaining a separate license to such HPES Software. Upon HPI’s request, HPES will provide HPI with a list of all HPES Software being used to provide the Services as of the date of such request.

13.3 Developed IP.

HPI will own and have all right, title and interest in and to the Developed IP. To the extent any Developed IP is not deemed a “work for hire” by operation of Law, HPES hereby irrevocably assigns, transfers and conveys all of its, and will cause HPES Personnel to assign, transfer and convey to HPI all of their, right, title and interest in and to the Developed IP, including all Intellectual Property Rights thereto. HPES will, and will cause all HPES Agents and HPES Personnel (whether former or current) to: (A) cooperate with and assist HPI, both during and after the Term, in perfecting, maintaining, and enforcing HPI’s rights in all right, title, and interest in any Developed IP, including all Intellectual Property Rights thereto, and (B) execute and deliver to HPI any documents or take any other actions as may reasonably be necessary, or as HPI may reasonably request, to perfect, maintain, protect, or enforce HPI’s rights in such Developed IP.

13.4 License to Embedded HPES IP.

HPES will not include or incorporate any HPES IP in any Deliverable or Developed IP unless: (A) HPES identifies such HPES IP to HPI in advance and in writing; and (B) HPI agrees in advance to such inclusion or incorporation. Notwithstanding the foregoing, HPES hereby grants HPI, and will procure from any applicable third party the right to grant, a global, fully paid-up, royalty-free, non-exclusive, perpetual, irrevocable license for HPI to Use any HPES IP embedded in, practiced by, or required for the use of, any Deliverable or Developed IP, solely in connection with such Deliverable or Developed IP, provided that no portion of such HPES IP is unbundled or separated from the applicable Deliverable or Developed IP or used as a standalone product or development tool.

13.5 Further Assurances.

HPES hereby assigns, and will cause all HPES Personnel to assign, to HPI any and all claims, past, present, or future, of any nature whatsoever, HPES or HPES Personnel may have for infringement, misappropriation, or violation of any Intellectual Property Right assigned to HPI pursuant to this Agreement.

13.6 Residual Knowledge.

Nothing contained in this Agreement will restrict a Party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Party’s personnel relating to the Services that either Party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such Party does not breach its obligations under Article 20 or infringe the Intellectual Property Rights of the other Party or third parties that have licensed or provided materials to the other Party.

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14.	SERVICE LOCATIONS

14.1 Service Locations.

(A) HPES will provide the Services to HPI solely from (1) the HPI Facilities and (2) HPES Service Locations. The list of Service Locations to be used by HPES in the delivery of the Services, and the Services that may be provided from each such Service Location, are set forth in Schedule 11. HPES Service Locations will meet and comply with the requirements attached to Schedule 11.

(B) Commencing on the Effective Date and continuing for the duration specified in Schedule 11, HPI will provide to HPES, subject to any requirements or limitations set forth in Schedule 11, the use of space designated by HPI in the HPI Service Locations listed in Schedule 11 for HPES’ use in performing the Services, together with reasonable office furnishings, janitorial services, land-line telephones (excluding inter-LATA and long-distance charges), parking, access to servers, printers (excluding paper and toner cartridges), and utilities, in each case at the same levels offered to HPI personnel working at the applicable HPI Service Location (collectively, the “HPI Facilities”). The HPI Facilities will be made available to HPES on an “as is, where is” basis, with no warranties whatsoever. HPES will not provide or market services to a third party or to itself from an HPI Service Location without HPI’s consent, to be given in HPI’s sole discretion. HPES will be responsible for providing all other facilities and support it needs to provide the Services. HPI may change the location of an HPI Facility upon notice to HPES. In the event HPI relocates an HPI Facility, HPES will provide the Services from or to such new HPI Facility, as applicable, at no additional cost to HPI, provided that, with respect to the relocation of an HPI Facility that is a primary HPES Personnel work location, (1) the new HPI Facility will be located within 100 miles from the original HPI Facility and HPI will be responsible for HPES’ reasonable de-installation and set-up costs related to such relocation, and (2) to the extent the new HPI Facility is not located within 100 miles from the original HPI Facility, such change will be subject to the Change Control Procedure.

(C) If (1) outsourcing providers (similar to HPES in size and market share) withdraw from providing services similar to the Services from an offshore location in the same geography of an applicable HPES Service Location, (2) HPI, in its reasonable business judgment, determines, based on one or more of the following factors: (a) unsatisfactory disaster recovery aspects of the applicable HPES Service Location, (b) heightened data privacy and security risks, (c) inadequate protection of Intellectual Property Rights, (d) infrastructure unreliability, or (e) political or regulatory instability, that the risks presented by HPES’ provision of the Services, or any portion of the Services, from an offshore HPES Service Location will materially adversely affect the Services (including with respect to Service Levels or potential costs to HPI), or (3) a country in which an HPES Service Location is located is placed on the Department of State’s Travel Warning list, HPI will, in each case, have the right to direct HPES to relocate HPES’ provision of the applicable Services to an HPES Service Location located in a geography that is reasonably acceptable to HPI at no additional cost to HPI.

(D) If HPES requests HPI’s approval to provide Services from a location other than a location described in Section 14.1(A), HPES will provide to HPI a written relocation proposal that sets forth a description of the proposed new location, the reasons for the proposed relocation, the risks, benefits and anticipated effects of the contemplated relocation, including anticipated operational, technical, security, regulatory and other effects, as well as any other information requested by HPI. HPES will specify in the relocation proposal the amount of any HPES cost reductions resulting from the relocation that HPES will pass through to HPI in the form of reduced Charges. HPES will permit HPI to

IT Service Agreement

inspect the proposed Service Location. HPI may, in its sole discretion, approve or reject any proposal submitted by HPES pursuant to this Section. HPES will be responsible for all costs, including additional tax costs, and other expenses incurred by HPES, and any new or additional costs, including additional tax costs, and other expenses incurred by the Service Recipients that are related to any HPES-initiated relocation to, or use of, any location other than the locations described in Section 14.1(A).

(E) With respect to HPES Service Locations that are data centers, in the event that HPES transfers ownership of a data center, HPES will either (i) ensure, in its arrangements with the successor entity, that HPES may continue to provide, and HPI may continue to receive, the applicable Services from such data center for the duration of the Term, or (ii) transfer such Services to another HPI approved data center without any adverse impact on the terms and conditions set forth in this Agreement. HPI may negotiate directly with the successor entity to acquire resources in relation to the applicable data center that are not provided by HPES under this agreement (e.g., connectivity).

(F) With respect to the HPES Service Location in Austin, Texas, that is a data center, HPES will accommodate HPI’s additional capacity and HPI will have a right of first refusal with respect to any additional capacity located in such Austin, Texas, data center.

14.2 Safety and Security Procedures.

HPES will maintain and enforce at the HPES Service Locations safety and security procedures that are at least equal to the most stringent of the following: (A) applicable HPI Policies relating to safety and security and the safety and security requirements specified in Schedule 13; and (B) any higher standards otherwise agreed upon by the Parties.

15.	HPI RESPONSIBILITIES

15.1 Responsibilities.

In addition to HPI’s responsibilities as expressly set forth elsewhere in this Agreement, HPI will be responsible for the following:

(A) HPI will designate (1) an individual who will be responsible for managing the overall relationship established by this Agreement and to whom all communications regarding this Agreement will be addressed (the “HPI Relationship Manager”) and (2) an individual to whom HPES’ operational communications concerning this Agreement may be addressed (the “HPI Contract Manager”). The HPI Relationship Manager and HPI Contract Manager will have the additional roles and responsibilities described in Schedule 6.

(B) HPI will cooperate with HPES, including by making available in a timely manner management decisions, information, approvals and Acceptances, as reasonably requested by HPES so that HPES may fulfill its obligations and responsibilities under this Agreement. The HPI Contract Manager or his or her designee will be the principal point of contact with respect to HPI for obtaining decisions, information, approvals and Acceptances under this Agreement.

15.2 Savings Clause.

HPES’ nonperformance of its obligations under this Agreement will be excused if, and to the extent, HPES’ performance of an obligation pursuant to this Agreement is directly prevented by the

IT Service Agreement

failure of HPI or another Service Recipient to perform any of its obligations or responsibilities pursuant to or as contemplated by this Agreement or acts or omissions of a Third Party Provider (provided that, if HPES is responsible for managing the applicable Third Party Provider pursuant to this Agreement, HPES has fulfilled such obligations) (a “Relief Event”); provided, however, that HPES: (A) mitigates the impact of such Relief Event; (B) continues to use commercially reasonable efforts (including emergency fixes and workarounds) to perform such obligation; and (C) promptly notifies HPI of such failure, describing in reasonable detail the nature of such failure. To the extent HPES is required to perform corrective action or additional services as a result of nonperformance by HPI, a Service Recipient or a Third Party Provider (subject to the condition set forth above), HPI will reimburse HPES for the Out-of-Pocket Expenses and incremental Labor Costs incurred by HPES in the performance of such actions or services (to the extent that the HPES cannot perform such actions or services with HPES Personnel that are then-assigned to the HPI account), in accordance with Section 18.3.

16.	MANAGEMENT AND CONTROL

16.1 Architecture, Standards and Strategic Direction.

HPES will comply with the HPI Architecture and any modifications to the HPI Architecture made available to HPES. To the extent that such modifications materially increase or decrease HPES’ costs to provide the Services, the Parties will negotiate an equitable adjustment to the Charges with respect to such increased or decreased cost in accordance with the Change Control Procedure. If HPI provides relief to HPES from performing the Services in compliance with a requirement of the HPI Architecture, such relief will only be valid if HPI provides a written variance approved by the person designated by HPI. Otherwise, if HPES discovers or is notified of a failure to comply with the HPI Architecture, HPES will immediately: (A) notify HPI; and (B) if HPES was responsible for the failure, investigate and cure such failure no later than 10 days after HPES first discovers or is notified of such failure.

16.2 Governance Organizations.

(A) Executive Management Committee.

Within 30 days following the Effective Date, the HPI Relationship Manager and the HPES Relationship Manager will appoint an equal number of representatives to serve on a steering committee (the “Executive Management Committee”). Representatives on the Executive Management Committee appointed by HPES will be Key HPES Positions, subject to the requirements set forth in Section 10.3. HPI will designate one of its representatives on the Executive Management Committee to act as the chairperson. The Executive Management Committee will be authorized and responsible for (1) advising with respect to HPI’s strategic and tactical decisions regarding the establishment, budgeting and implementation of HPI’s priorities and plans for the Services and (2) monitoring and resolving disagreements regarding the provision of the Services and the Service Levels. HPES may not change any of its representatives on the Executive Management Committee without HPI’s prior approval. The Executive Management Committee may include representatives from Third Party Providers.

(B) Other Governance Bodies.

In addition to the Executive Management Committee, HPI and HPES will establish the governance organizations (e.g., committees and positions) as set forth in Schedule 6 in accordance with the time frames set forth in Schedule 6.

IT Service Agreement

(C) Governance Procedures and Processes.

In addition to the processes and procedures specifically identified in the body of this Agreement, HPI and HPES will establish the governance processes and procedures described in Schedule 6 in accordance with the time frames set forth in Schedule 6.

16.3 Governance Reports and Meetings.

(A) Governance Reports.

HPES will provide all governance-related reports described in Schedule 8. Such reports will be (1) no less comprehensive than the reporting conducted by or provided to HPI prior to the Effective Date, (2) issued weekly or at such other frequency as is specified in Schedule 8, and (3) delivered to such individuals as designated by HPI.

(B) Governance Meetings.

HPES will participate in the meetings described in Schedule 6 and any other meetings requested by HPI in connection with this Agreement. HPES will prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. HPES will incorporate into such agenda items that HPI desires to discuss. At HPI’s request, HPES will prepare and circulate minutes promptly after each meeting.

16.4 Policies and Procedures Manuals.

HPES will be responsible for developing, maintaining and updating a Service Summary Guide pursuant to and in accordance with Appendix 3-A.6 that sets forth the policies and procedures with respect to each Tower (the “Policies and Procedures Manual”). The Policies and Procedures Manual will be suitable for use by the Service Recipients to understand the Services. HPES will perform the Services in accordance with the Policies and Procedures Manual. In the event of a conflict between the provisions of this Agreement and a Policies and Procedures Manual, the provisions of this Agreement will control.

16.5 Knowledge Sharing.

HPES will: (A) explain and review the procedures set forth in the Policies and Procedures Manuals with HPI at least once every quarter; (B) upon HPI’s request, assist HPI subject matter experts (as designated by HPI) in understanding the performance of the Services, including attending meetings with HPI or, subject to the confidentiality obligations set forth in Article 20, its designee to the extent necessary for such designee to provide products and services to HPI; and (C) provide such training and documentation as HPI may request from time to time to enable HPI to understand and operate the Systems used to provide the Services and to understand and provide the Services after expiration or termination of this Agreement.

16.6 Change Control.

HPES will comply with the procedures set forth in this Section with respect to any Changes.

(A) Operational Change Control.

IT Service Agreement

(1) Prior to using any new Software or new Equipment to provide the Services, HPES will have verified that the item (a) is consistent with the HPI Architecture, standards and strategic direction specified by HPI, (b) has been properly installed, (c) is operating in accordance with its specifications, and (d) is performing its intended functions in a reliable manner.

(2) HPES will not make any Changes without first obtaining HPI’s approval in accordance with Section 16.6(B). All operational Changes will be implemented in accordance with HPI’s change management procedure listed in Schedule 13.

(3) HPES will assist the Service Recipients in moving programs from development and test environments to production environments in a controlled and documented manner, so that no Changes are introduced into the programs by HPES during such activity.

(B) Change Control Procedure.

(1) From time to time during the Term, HPI or HPES may request to implement a Change to the Services or HPI may request that HPES perform a New Service (each, a “Change Request”). Each Change Request will be substantially in the form attached to Schedule 6.

(2) Within five days following HPES’ receipt of a Change Request from HPI, HPES will provide HPI with a written response to the Change Request substantially in the form attached to Schedule 6 (each, a “Change Proposal”), containing the following information, to the extent applicable:

(a) a description of any Changes to the Services and Deliverables to be provided by HPES in connection with the Change Request and any Service Levels, or changes in any Service Levels, that will apply in connection with the Change Request;

(b) a schedule for commencing and completing the Change Request;

(c) when appropriate, a description of any new Software or Equipment to be provided by HPES in connection with the Change Request;

(d) a description of the HPES Personnel necessary to complete and implement the Change Request, including the location of such personnel (i.e., onsite, offsite, onshore, offshore);

(e) when appropriate, a list of any existing Software or Equipment to be used in connection with the Change Request;

(f) when appropriate, Acceptance Criteria and Acceptance Testing procedures for any Software or any products, packages or services to be delivered or provided to the Service Recipients in connection with the Change Request;

(g) if the Change Request would require HPES to expend or commit material additional resources or efforts, or permit HPES to expend materially fewer resources or efforts, a quotation for any increase or decrease in the Charges, as applicable, to implement or perform the Change Request that will take into account resources and expenses of HPES for then-existing Services

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that would no longer be required following implementation of the applicable Changes; and

(h) the response period within which HPI must provide notice of its acceptance or rejection of the Change Proposal, which will be no less than 10 days from the date of delivery of the Change Proposal to HPI.

(3) With respect to Change Requests submitted by HPES, if requested by HPI following HPI’s review of the Change Request, HPES will, within 10 days following HPI’s request, provide a Change Proposal containing the information described in Section 16.6(B)(2).

(C) Effectiveness of a Change.

(1) If HPI does not accept or reject a Change Proposal within the response period, HPES will provide notice to HPI of the expiration of the response period and, if HPI does not accept or reject the Change Proposal within an additional five days from receipt of such notice, then HPI will be deemed to have rejected the Change Proposal. If HPI rejects a Change Proposal, the Change Request will be closed and the Change Proposal will not be implemented. If a Change Proposal is accepted by HPI, the Parties will execute such Change Proposal (each such executed Change Proposal, a “Change Order”). HPES will not commence performing any services, functions or responsibilities under a Change Proposal until the HPES Contract Manager has received a fully executed Change Order. Each Change Order will incorporate therein and be subject to all of the terms and conditions of this Agreement. Each Change Order will be consecutively numbered to facilitate identification. In the event of any conflict between the terms and conditions of this Agreement and any Change Order, the terms and conditions of this Agreement will govern unless otherwise expressly agreed in the applicable Change Order by specific reference to the provision of this Agreement that is to be superseded.

(2) In the event that a Change Order covers multiple HPES clients, HPES will perform the Change Order for HPI at a cost which takes into account HPI’s proportional share of the costs to perform such Change Order.

(3) Upon execution of a Change Proposal, HPES will implement and perform the Change Order in accordance with its terms, the Charges will be adjusted as agreed upon in the Change Order, the Services will be considered changed as set forth therein, and any New Services agreed upon therein will thereafter be deemed “Services” and will be subject to the provisions of this Agreement. HPES will be responsible for coordinating all Changes with HPI (and any third parties designated by HPI) and cooperating with HPI (and any third parties designated by HPI) to ensure that all Changes to the Services and HPI’s technical environment are made in a consistent and controlled manner so as to minimize any disruption to HPI’s business operations.

(D) Change Request Log.

(1) HPES will be responsible for tracking and reporting all Changes implemented by HPES in a Change Request log (each, a “Change Request Log”). Each entry made in the Change Request Log will consist of the following fields: (a) Change Request number, (b) name of the originator of the Change Request, (c) a brief description of the Change, (d) the current status of the Change, and (e) the date that the Change Request was entered in the Change Request Log.

(2) The status of the Change Request or Change Proposal (as applicable) at any stage in the Change Control Procedure will be one of the following, or substantially similar: (a)

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raised (i.e., that the Change Request has been entered in the Change Request Log, but no Change Proposal has been issued), (b) pending (i.e., that the Change Request has been raised and the Change Proposal has been issued), (c) approved (i.e., awaiting implementation), (d) closed (i.e., all implementation tasks have been completed), or (e) rejected (i.e., closed and not implemented).

(E) Failure to Agree.

In the event the Parties fail to agree upon a proposed Change, and no Change Order is executed with respect to such Change, then a Party may submit the matter to the dispute resolution process set forth in Article 28.

(F) Third Party Services.

HPI will have the right to contract with a third party to perform any New Service. Upon HPI’s request, HPES will assist the Service Recipients in identifying qualified third party suppliers to provide New Services. In the event HPI contracts with a Third Party Provider to perform any New Service, HPES will cooperate with any such third party in accordance with Article 6.

16.7 Quality Assurance and Improvement Programs.

HPES will develop and include in the Policies and Procedures Manuals quality assurance processes and procedures for the delivery of the Services. HPES’ processes and procedures will comply with HPI Policies relating to quality assurance. HPES will produce and maintain complete documentation for all processes and Services performed, from initiation through completion of all such activities, and have such documentation readily available for review by HPI, its designated representatives, accreditation or regulatory authorities, or Governmental Authorities. HPES will conduct an annual quality self-audit and, in accordance with Section 17.3(B), provide HPI with the results in writing. In the event that such self-audit reveals deficiencies in HPES’ quality assurances processes and procedures that are applicable to the Services, HPES will remediate such deficiency in accordance with Section 17.5. HPES will permit HPI to perform, at a minimum, annual quality management audits at HPES Service Locations, in accordance with Section 17.2. HPES will remediate any deficiencies uncovered during such an audit in accordance with Section 17.5.

16.8 HPI Policies and Procedures.

Prior to the Effective Date, HPI made available to HPES in writing all HPI policies with which HPES is obligated to comply as of the Effective Date, including those HPI Policies set forth in Schedule 13, and subsequent additions and changes to such policies during the Term will be implemented in accordance with the Change Control Procedures (those policies listed in Schedule 13, together with additions and changes implemented during the Term, collectively, the “HPI Policies”). HPES will comply with all HPI Policies in its performance of the Services. HPES’ compliance with additional HPI Policies or changes to existing HPI Policies will have no effect on the Charges, except to the extent that such additions and changes materially increase or decrease HPES’ costs to provide the Services, in which case the Parties will negotiate an equitable adjustment to the Charges (in accordance with the applicable Charges Methodology) with respect to such increased or decreased costs in accordance with the Change Control Procedure. If HPI provides relief to HPES from performing the Services in compliance with a requirement of the HPI Policies, such relief will only be valid if HPI provides a written variance approved by the HPI Contract Manager. Otherwise, if HPES discovers or is notified of a failure to comply with an HPI Policy, HPES will (A) promptly notify HPI and (B) if HPES was responsible for the failure, investigate

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and cure such failure no later than 10 days after HPES first discovers or is notified of such failure.

17.	INSPECTIONS, AUDITS, RECORDS RETENTION AND LITIGATION SUPPORT

17.1 Inspections and Monitoring.

HPI will have the right, upon reasonable notice, to (A) inspect all Service Locations and to observe any HPES Personnel as he or she performs the Services and (B) review and monitor all Systems, HPI Data, training materials, job aids and other materials dedicated in providing the Services (whether located at an HPES Service Location or an HPI Service Location). With respect to any interactions between HPES and a Service Recipient, HPI will have the right to monitor such interactions, electronically, remotely or otherwise. In addition, HPI will have the right to intervene with respect to any interaction between HPES and a Service Recipient.

17.2 Audit Rights.

(A) HPES will maintain a complete audit trail of all financial transactions and non-financial activities resulting from this Agreement in accordance with Section 17.7. Subject to Section 17.2(D), HPES will, during the Term and for the period HPES is required to maintain Records under this Agreement, provide to HPI Auditors access during normal business hours (and in the case of a Governmental Authority, at any time required by such Governmental Authority) to any Service Location, to HPES Personnel, and to any Records (within the time frame set forth in Section 17.7), for the purpose of performing audits and inspections of HPES to:

(1) verify the accuracy of Charges and invoices;

(2) verify the integrity of HPI Data and examine the Systems that process, store, secure, support and transmit HPI Data; and

(3) examine HPES’ performance of the Services and conformance to the terms of this Agreement, including, to the extent applicable to the Services and to the Charges therefor, performing audits: (a) of practices and procedures; (b) of Systems, Equipment and Software; (c) of supporting information and calculations regarding compliance with Service Levels; (d) of general controls and security practices and procedures; (e) of Disaster recovery and backup procedures; (f) of the efficiency and costs of HPES in performing the Services (but only to the extent affecting Charges for, or timing of, the Services); and (g) as necessary to enable HPI to meet, or to confirm that HPES is meeting, requirements of applicable Law.

(B) HPES will provide to HPI Auditors (1) such assistance as they reasonably require, and (2) on HPES’ premises (or, if the audit is being performed of an HPES Agent, such HPES Agent’s premises, as necessary), space, office furnishings (including lockable cabinets), telephone and facsimile services, utilities and office-related Equipment and duplicating services as such HPI Auditors may reasonably require to perform the audits described in this Article. HPI Auditors and other representatives will comply with HPES’ reasonable security requirements.

(C) HPES will conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well-managed operations performing services similar to the Services.

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(D) HPI Auditors will not conduct more than one audit during each 12-month period, provided that this limitation will not apply to (1) Information Security Assessments conducted in accordance with Schedule 7, (2) audits conducted in response to Auditable Events, (3) the reporting requirements and assistance described in Section 17.6 or (4) audits conducted in accordance with Section 16.7.

17.3 Audit Follow-up.

(A) Following any inspection or audit conducted by an HPI Auditor, HPI will conduct, or request the HPI Auditor to conduct, an exit conference with HPES to obtain factual concurrence with issues identified in the review. HPES will participate in such exit conferences as required by HPI.

(B) HPES will promptly provide an appropriate summary of the results and findings of any review or audit conducted by HPES (including by internal audit staff, external auditors, inspectors, Governmental Authority or other representatives), relating to HPES’ operating practices and procedures that reveals a condition or event that could reasonably be expected to have an adverse impact on the Services or the Service Recipients.

(C) HPES and HPI will meet to review each audit report produced pursuant to an audit conducted in accordance with Section 17.2 or provided to HPI pursuant to Section 17.3(B) promptly after the issuance thereof and agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Any deficiencies identified by any such audit report will be remediated in accordance with Section 17.5.

(D) HPI and HPES will develop operating procedures for the sharing of audit and regulatory findings and reports related to HPES’ operating practices and procedures produced by auditors or regulators of either Party.

17.4 Controls Audit Reports.

(A) Upon the Effective Date and upon each anniversary thereof during the Term, HPES will obtain a Controls Audit Report for each Service Location that is a data center. If necessary, the first such Controls Audit Report will include a bridge letter with respect to the period from the issue date to the Effective Date. HPES will provide HPI with a copy of each such Controls Audit Report within 15 days of HPES’ receipt thereof from the applicable Controls Auditor. HPES will bear all costs and expenses associated with obtaining and delivering each Controls Audit Report.

(B) As requested by HPI, HPES will either (1) certify to HPI in writing that during each applicable Controls Audit Gap Period no changes have been made to (a) the Services or the Systems, (b) the manner in which the Services or Systems are provided or operated, (c) applicable controls, or (d) the Control Objectives, that could reasonably be expected to have any adverse impact on the contents of, or opinions set forth in, the applicable Controls Audit Report; or (2) provide HPI with a written description of any such changes.

(C) Each Controls Audit Report will be Confidential Information of HPES; provided, however, that notwithstanding the foregoing or the confidentiality provisions of this Agreement, HPI (and HPI’s independent auditors) will be permitted to disclose any Controls Audit Report (or any of the content thereof) to any person, entity or Governmental Authority as necessary for HPI to comply with the Compliance Audit Requirements or any other applicable Law.

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(D) The Control Objectives will include those set forth in Schedule 14. HPI may update the Control Objectives at any time during the Term, provided that, subject to the Change Control Procedure, HPI will be responsible for any additional costs incurred by HPES in complying with the updated Control Objectives to the extent that such updated Control Objectives apply only to HPI and not to any other customer of HPES. To the extent that such updated Control Objectives apply to other customers of HPES, then the costs associated with compliance with such updated Control Objectives will be, subject to the Change Control Procedure, equitably allocated among HPI and such other customers.

17.5 Remediation of Deficiencies.

If any inspection or audit conducted pursuant to this Article (including any audits or testing performed in connection with the preparation of the Controls Audit Reports) or Schedule 7 reveals a condition or event that could reasonably be expected to have an adverse impact on any of HPES’ internal controls and procedures relating to the Services, then, in each case, HPES will develop a plan that will cure such deficiencies that is reasonably acceptable to HPI (the “Remediation Plan”) within 15 days after (1) with respect to inspections or audits conducted by an HPI Auditor, HPI notifies HPES of any such deficiency and (2) with respect to any inspections or audit conducted by HPES or HPES Agents, HPES becomes aware of such deficiency. Such Remediation Plan will provide a comprehensive plan to remediate or address any such deficiencies within no more than 30 days (unless a longer period is reasonably necessary) after HPI approves the Remediation Plan. Once such Remediation Plan has been approved by HPI, HPES will remediate and cure such deficiencies as set forth in such Remediation Plan. HPES will provide information or data that is reasonably required to permit HPI to determine whether such deficiencies have been properly remediated. If HPES fails to remediate a deficiency within the time frame set forth in the applicable Remediation Plan, such deficiency has an adverse impact on the Services and HPES fails to cure such deficiency promptly of HPI’s notice of such failure to perform such remediation, HPI may, upon notice to HPES, terminate this Agreement without regard to Section 29.1, in whole or in part, as of the termination date specified in the notice, without cost or penalty and without the payment of any termination charges, subject to Section 7.1(B) of Schedule 5.

17.6 Compliance Audit Requirements.

HPES recognizes that the Service Recipients are subject to the Compliance Audit Requirements. Subject to the terms of this Article, HPES will provide the assistance reasonably requested by the Service Recipients in connection with the Compliance Audit Requirements, which will include the reporting requirements and assistance set forth in Appendix 3-A.6. HPES will comply with HPI’s financial reporting and control processes as set forth in the Policies and Procedures Manuals (and as such processes are revised from time to time by HPI) and provide the Service Recipients with copies of all related Records as necessary for the Service Recipients to satisfy the Compliance Audit Requirements. HPES will recommend and, subject to HPI approval and in accordance with the Change Control Procedure, implement compliance measures to satisfy the Compliance Audit Requirements.

17.7 Records Retention.

If HPES has not previously returned such information to HPI pursuant to and in accordance with Section 20.1(B)(5), HPES will maintain, and provide HPI, within (A) 24 hours of request with respect to onsite Records or (B) 72 hours of request with respect to offsite Records, with access to Records in accordance with the following: (1) for non-financial operational Records, for a period of three years following the expiration or termination of this Agreement; (2) for financial Records, for a period of seven years following the expiration or termination of this Agreement; (3) for certain designated documents,

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in hardcopy format for the period of time required by applicable country regulations; (4) where applicable, in accordance with generally accepted accounting principles for the applicable jurisdiction applied on a consistent basis; and (5) in all cases, in accordance with the records retention policy of HPI, as provided to HPES in writing, provided that, notwithstanding the foregoing, the records retention period will extend until such time as all pending matters relating to this Agreement (e.g., disputes) are closed. The records, documents and other information described in this Section may be provided by HPI to other Service Recipients, as necessary, for such Service Recipients to satisfy their internal audit requirements. Before destroying or otherwise disposing of any such records or supporting documentation, HPES will provide HPI with 90 days’ prior notice and offer HPI the opportunity to recover such information or to request HPES to deliver such information to HPI, with HPI paying HPES’ Out-of-Pocket Expenses associated with such delivery.

17.8 Litigation Requests.

(A) HPES recognizes that (1) HPI may, from time to time, sue third parties, be sued by third parties, or have grounds to believe that one or more lawsuits will be filed by or against HPI, (2) HPI may be the subject of governmental or similar investigations and requests or demands for information, and (3) HPI may conduct internal investigations. If any of the foregoing events occurs, HPES hereby agrees to cooperate and create and implement a process to comply, in a timely manner, with requests from HPI and HPI’s legal counsel or other third parties providing litigation or investigation support services to HPI, as directed by HPI, to view, preserve (including in accordance with Section 7.3 of Schedule 7), and provide to HPI or its designee (in the format requested by HPI), any HPI Data, reports and other information (collectively, the “Requested Information”) related to the Services or under HPES’ control, including such information as is created by or for HPI or HPI’s employees and associated communications that are located or stored on HPES’ servers, systems, applications, equipment, tapes or other media. HPES acknowledges and agrees that HPES may, in some instances, be required to use an existing or set up a new non-production environment to retrieve Requested Information that is archived, and if requested by HPI, HPES will provide access to such environment so that HPI or its designee may download the Requested Information, and HPES will maintain and support an access method for allowing such downloads, as determined by HPI. HPES will provide such Requested Information within 24 hours of HPI’s request (or such earlier time as may be required by the circumstances).

(B) If HPES receives a request (whether a discovery request, subpoena or other similar request) or is required by Law or legal process to disclose HPI Data, HPES will promptly notify HPI of such requested or required disclosure and furnish HPI with all known details of such requested or required disclosure prior to disclosing any such HPI Data. HPES will cooperate with and take any actions requested by HPI so that HPI may, in its sole discretion, seek to block or minimize the disclosure of HPI Data.

18.	CHARGES

18.1 General.

All Charges for the Services are set forth in Schedule 5. HPI will not be required to pay HPES any amounts for the Services in addition to those that are payable to HPES pursuant to Schedule 5, except pursuant to a Project Work Order or through the Change Control Procedure. HPES will be solely responsible for managing its resources so as to provide the Services in compliance with the Service Levels and the other terms of this Agreement. To the extent HPES has provided to HPI any services

IT Service Agreement

comparable to the Services and has been compensated for such services, HPI will not be obligated to pay for any such Services.

18.2 Pass-Through Expenses.

(A) All Pass-Through Expenses are set forth in Schedule 5. HPES will arrange for delivery by third parties to HPES of invoices for Pass-Through Expenses, and HPES will promptly review such invoices and provide HPI with the original invoice, together with a statement identifying which charges are proper and valid and should be paid by HPI. HPI acknowledges that HPES will have no obligation to verify the accuracy of any taxes included on such original notice.

(B) HPES will use commercially reasonable efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expense basis, HPI reserves the right to: (1) obtain such services or materials directly from a third party; (2) designate the third party source for such services or materials; (3) designate the particular services or materials (e.g., Equipment make and model) HPES will obtain, provided that, if HPES demonstrates to HPI that such designation will have an adverse impact on HPES’ ability to meet the Service Levels, such designation will be subject to HPES’ approval; (4) designate the terms for obtaining such services or materials (e.g., purchase or lease, lump sum payment or payment over time); (5) require HPES to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and (6) review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

18.3 Out-of-Pocket Expenses.

(A) Except as otherwise set forth in this Agreement, all Out-of-Pocket Expenses and incidental expenses that have been or will be incurred and paid for by HPES in connection with the provision of the Services are included in the Charges and are not separately reimbursable by HPI to HPES.

(B) All Out-of-Pocket Expenses that are reimbursable by HPI to HPES pursuant to this Agreement will be (1) listed in Schedule 5 or otherwise approved by HPI in advance; (2) incurred in accordance with applicable HPI Policies; (3) itemized in the monthly invoice issued by HPES immediately following the month in which such incidental expenses were incurred and paid by HPES with sufficient detail to permit HPI to determine whether such incidental expenses comply with applicable HPI Policies; and (4) accompanied by copies of all applicable documentary evidence (e.g., copies of receipts).

18.4 Taxes.

(A) General.

The Charges are exclusive of any applicable Service Taxes which HPI is responsible for, and HPI shall pay HPES all Service Taxes in accordance with local country laws, unless HPI provides HPES with a valid and applicable exemption certificate. HPI will be financially responsible for Service Taxes that are required to be remitted by HPES only to the extent HPES issues a legally valid invoice with the detail required by Section 18.4(D). HPES will collect and remit any Service Taxes in all applicable jurisdictions where HPES is legally required to collect and remit Services Taxes as required by Law.

(B) Income Taxes.

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Each Party will be responsible for its own Income Taxes and any taxes on its personal property. Where HPI is required by the laws of any foreign tax jurisdiction to withhold income or other similar taxes from a payment, the amount payable by HPI upon which the withholding is based shall be paid to HPES net of such withholding. HPI shall pay any such withholding to the applicable tax authority and timely provide HPES with applicable tax documentation necessary for HPES to reclaim such withholding taxes. If such documentation has not been provided by HPI to HPES within 120 days, HPES will notify HPI of any outstanding documentation at this 120 day mark, from which HPI will have an additional 30 days from the notification date to provide HPES with such required documentation, or HPES shall invoice HPI for such withholding taxes.

(C) Tax on Inputs.

(1) Each Party will be responsible for any Service Taxes payable on Equipment, Software or property such Party owns or leases from a third party, or for which such Party is financially responsible under this Agreement.

(2) HPES will be responsible for all Service Taxes on any goods or services used or consumed by HPES in providing the Services (including services obtained from HPES Agents) where such taxes are imposed on HPES’ acquisition or use of such goods or services.

(D) Invoicing.

To the extent that any Service Tax is to be paid by HPI, HPES will separately identify such Service Tax by taxing jurisdiction. The Parties will reasonably cooperate to segregate the Charges into the following separate payment streams: (1) those for taxable goods or Services; (2) those for nontaxable goods or Services; (3) those for which Service Tax has already been paid; and (4) those for which HPES functions merely as a paying agent for HPI in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have been previously subject to Service Tax.

(E) Filings and Registrations.

Each Party represents, warrants and covenants that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the provision of the Services in applicable jurisdictions.

(F) Cooperation.

In accordance with the indemnification procedures set forth in Article 24, HPI and HPES will promptly notify each other and coordinate with each other in the response to and settlement of any claims for Service Taxes asserted by applicable Tax Authorities that HPI or HPES is responsible for under this Agreement. HPES reserves the right to settle any and all audit claims for taxes, without notification to, or approval by, HPI; provided, however, that in such event, HPI shall not be responsible for such settled taxes. In addition, each of HPI and HPES will reasonably cooperate with the other to more accurately determine each Party’s tax liability and (without incurring additional net costs) to minimize the other Party’s tax liability, to the extent legally permissible. Each of HPI and HPES will provide and make available to the other any resale certificates, information regarding out-of-state sales or use of Equipment, materials or services, and any other exemption certificates or information requested by the other Party. HPI and HPES each will be entitled to any tax refunds, credits or rebates obtained with respect to the taxes for which such Party is financially responsible under this Agreement.

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18.5 No COLA or Currency Pricing Adjustments.

The Parties agree and acknowledge that the Charges will be inclusive of, and not subject to adjustment to account for, any inflation or cost of living increases or fluctuation in any currency exchange rates.

18.6 Benchmarking.

(A) HPI will have the right, commencing upon the second anniversary of the Effective Date and not more than once per 12-month period per Tower thereafter, to benchmark the Charges for the Services at the Tower level upon 20 days’ notice to HPES. The purpose of any benchmarking exercise is to ensure that HPI is receiving competitive market pricing and Service quality with respect to the management, delivery and receipt of the Services.

(B) A benchmarking under this Section will be conducted by an independent industry-recognized benchmarking service provider designated by HPI and approved by HPES (the “Benchmarker”). HPES agrees that each of IDC, Forrester and Gartner are acceptable as Benchmarkers as of the Effective Date. The fees and costs of the Benchmarker will be shared equally by HPI and HPES. The Parties will cooperate with the Benchmarker, including, as appropriate, by making available knowledgeable personnel and pertinent documents and records.

(C) The Benchmarker will perform the benchmarking in accordance with the Benchmarker’s documented procedures, which will be provided to the Parties prior to the start of the benchmarking process. The Benchmarker will compare the Charges and Service Levels applicable to the Services being benchmarked to the costs being incurred, and service levels being provided, in a representative sample of IT operations by or for other entities. The Benchmarker will select the representative sample from entities (1) identified by the Benchmarker and approved by the Parties and (2) identified by a Party and approved by the Benchmarker. The following conditions apply to the representative sample: (a) it will include at least five and no more than eight entities, (b) it may include entities that have not outsourced IT operations, and (c) it may include entities that are outsourcing customers of HPES. In conducting the benchmarking, the Benchmarker will normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, service levels, financing or payment streams, and other pertinent factors.

(D) The Benchmarker will commence the benchmarking exercise within 30 days following receipt of HPI’s request and issue its initial report to the Parties within 120 days following receipt of HPI’s request. Each Party will be provided a reasonable opportunity (but no more than 30 days) to review, comment on and request changes to the Benchmarker’s proposed findings. Within 10 days of receiving any comments from the Parties, the Benchmarker will issue a final report of its findings and conclusions.

(E) If, in the final report of the Benchmarker, the Charges for the benchmarked Services are not in the top third of the representative sample (viewed from the perspective most favorable to HPI), then HPES will develop a plan for HPI’s review and approval to bring the Charges within the top third within 90 days after the Benchmarker’s issuance of the final report. HPES will implement such plan once approved by HPI. If, in the final report of the Benchmarker, the Charges for the benchmarked Services are within the top third of the representative sample (viewed from the perspective most favorable to HPI), then no further action will be required. If HPES does not provide a plan or implement such plan to reduce the Charges as required by this Section, then HPI may, upon 90

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days’ notice to HPES, terminate this Agreement without regard to Section 29.1, in whole or in part, without cost or penalty subject to the payment of any applicable termination charges set forth in Section 7.2(B) of Schedule 5.

19.	INVOICING AND PAYMENT

19.1 Monthly Invoices.

(A) HPES will issue a single consolidated invoice to HPI for all Services provided under this Agreement. HPES will invoice HPI no later than the 15th day of each month for Charges for the Services provided, and reimbursable Out-of-Pocket Expenses incurred, in the preceding month. Invoicing and payment will be as agreed by the Parties and documented in Schedule 5.

(B) In addition to the requirements set forth in Schedule 5, each invoice will comply with the requirements set forth in this Section. Each invoice will provide such detail as reasonably specified by HPI. As part of the invoice, HPES will include the calculations utilized to establish the Charges. HPES will also provide a summary view of the invoice in a format and at a level of detail specified by HPI. The form of invoice to be issued by HPES is attached to Schedule 5. Upon HPI’s request, HPES will participate in periodic invoicing meetings with HPI in order to review Charges and resolve exceptions.

(C) HPES will supply HPI with copies of reports and, where available, electronic files that reflect a detailed auditable record of the resources used to deliver the Services for each month during the Term. This information will be provided to HPI with each invoice that HPES provides under this Agreement.

19.2 Timeliness of Invoices.

HPES will invoice HPI no later than 120 days after the end of the month in which any amounts become due and payable by HPI to HPES, provided that in no event will any amounts which become due and payable in a fiscal year be invoiced later than 60 days following the beginning of the subsequent fiscal year. If HPES submits an invoice to HPI, and such invoice is not in compliance with such timing requirements, then HPI will not be liable for payment of the applicable invoiced amounts.

19.3 Payment Due.

(A) Subject to the other provisions of this Article, all undisputed amounts on valid invoices provided for under Section 19.1 and properly submitted to HPI pursuant to this Agreement will be due and payable by HPI within 30 days after receipt thereof. Any amount due under this Agreement for which a time for payment is not otherwise specified will be due and payable within 30 days after receipt of a valid invoice for such amount. If undisputed amounts are not paid within such 30-day period, such amounts will accrue interest until paid at a rate equal to the then-current official cash rate of the Federal Reserve Bank of San Francisco plus two percent, calculated daily.

(B) To the extent a credit may be due to HPI under this Agreement, HPES will either (1) credit such amount on the invoice for the following month or (2) pay such amounts to HPI within 30 days.

(C) All payments by HPI to HPES and credits that are paid to HPI from HPES will be

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paid electronically pursuant to the instructions provided by each Party.

19.4 No Payment for Unperformed Services.

If HPES fails to provide the Services in accordance with this Agreement, the Charges will be adjusted in a manner such that HPI is not responsible for the payment of any Charges for Services that HPES fails to provide.

19.5 No Acceptance.

The payment of HPES’ invoices by HPI will not constitute acceptance of such Services by HPI, and HPI reserves all rights thereof.

19.6 Accountability.

HPES will maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by HPI hereunder in accordance with generally accepted accounting principles applied on a consistent basis. HPES agrees to provide HPI with documentation and other information with respect to each invoice as may be reasonably requested by HPI to verify accuracy and compliance with the provisions of this Agreement.

19.7 Proration.

Periodic Charges under this Agreement are to be computed on a calendar month basis, and will be prorated for any partial month.

19.8 Prepaid Items.

Where HPI has prepaid for a service or function for which HPES is assuming financial responsibility under this Agreement, HPES will refund to HPI, upon either Party identifying the prepayment, that portion of such prepaid expense that is attributable to periods on and after the Effective Date.

19.9 Refunds and Credits.

If HPES should receive a refund, credit or other rebate for goods or services previously paid for by HPI, HPES will promptly notify HPI of such refund, credit or rebate and will promptly pay the full amount of such refund, credit or rebate, as the case may be, to HPI.

19.10 Set-Off.

With respect to any amount to be paid by HPI under this Agreement, HPI may deduct from such amount any amount that HPES is obligated to pay or credit to HPI under this Agreement.

19.11 Disputed Charges.

HPI will pay undisputed Charges when such payments are due under this Article. HPI may withhold payment of particular Charges that HPI disputes in good faith, provided that (A) the amount HPI may withhold at any one time, pending resolution of such dispute, will not in the aggregate exceed an amount equal to $55,000,000 (the “Escrow Threshold”) and (B) HPI provides HPES with notice of the

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amounts that will be withheld and the reason for withholding such amounts prior to the due date of the invoice from which such amounts are being withheld. If the aggregate amount of Charges then under dispute exceeds the Escrow Threshold, then HPI will deposit disputed Charges in excess of the Escrow Threshold into an interest-bearing escrow account. The Parties agree that such escrow account will be mutually established by the Parties at Citibank, N.A. or another financial institution as may be agreed upon by the Parties. The costs of such escrow account will be borne by the Party that does not prevail in the dispute. The escrow account will be mutually established pursuant to an escrow agreement in the form of a standard form of escrow agreement provided by the financial institution. To the extent amounts withheld by HPI are determined to be payable to HPES, such payment will be made within 60 days after such dispute is resolved and will include the amount withheld, together with interest on amounts withheld in accordance with Section 19.3(A), calculated from the date such amount would have been due but for HPI’s withholding pursuant to this Section, until received for payment by HPES.

20.	CONFIDENTIALITY AND DATA PROTECTION

20.1 Confidential Information.

(A) General.

(1) HPES and HPI each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the other Party that such Party considers to be confidential, a trade secret or otherwise restricted. As used in this Agreement, “Confidential Information” will mean all information, in any form, furnished or made available directly or indirectly by one Party to the other that is marked confidential, restricted, or with a similar designation or which, given the nature of the information or the circumstances of disclosure, should reasonably be understood to be confidential. In the case of HPI, Confidential Information also will include, whether or not designated “Confidential Information,” (a) HPI IP; (b) Developed IP; (c) the specifications, designs, documents, correspondence, Software, documentation, data and other materials and work products produced by or for HPES in the course of performing the Services; (d) all information concerning the operations, affairs and businesses of the Service Recipients, the financial affairs of the Service Recipients, and the relations of the Service Recipients with their customers, employees and service providers (including customer lists, customer information, account information, pricing information and consumer markets); (e) Software provided to HPES by or through the Service Recipients; (f) HPI Data; (g) Personal Data; (h) other information or data stored on magnetic media or otherwise or communicated orally, and obtained, received, transmitted, processed, stored, archived or maintained by HPES under this Agreement; and (i) the terms and conditions of this Agreement (collectively, the “HPI Confidential Information”).

(2) Nothing in this Section is intended to limit the obligations of HPES under Section 20.2 and Section 20.3 with respect to HPI Data and Personal Data, and to the extent there is any conflict between the provisions of this Section as they pertain to HPI Data and Personal Data and the provisions of Section 20.2 or Section 20.3, the requirements of Section 20.2 and Section 20.3 will control over the provisions of this Section.

(B) Obligations.

(1) HPI and HPES will each (a) hold Confidential Information received from the other Party in confidence and, except as expressly permitted by Section 20.1(B)(2) or Section 20.1(B)(3), or by the express, prior approval of the disclosing Party in each instance, which approval may

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be withheld or granted by the disclosing Party in its sole discretion, not provide, disseminate, sell, assign, lease, transfer or otherwise dispose of, disclose to or make available any Confidential Information of the disclosing Party to any third party, and (b) use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than commercially reasonable efforts, to prevent disclosing to third parties the Confidential Information of the other Party.

(2) HPES may disclose HPI Confidential Information to its employees, directors, attorneys, auditors, accountants and properly authorized entities (as and to the extent necessary for performance of the Services), and the Service Recipients may disclose Confidential Information of HPES to its employees, directors, attorneys, auditors, accountants and third parties (including Third Party Providers), as and to the extent necessary for the Service Recipients to obtain the benefits of this Agreement in the conduct of its business and to coordinate HPES’ services with those of any Third Party Providers, where in each such case: (a) the recipient has a need to know the Confidential Information for purposes of performing his or her obligations under or with respect to this Agreement (or, with respect to Third Party Providers, the applicable Third Party Service Contract) or as otherwise naturally occurs in such person’s scope of responsibility; (b) such disclosure is made pursuant to obligations of confidentiality that are no less stringent than those set forth in this Section; and (c) such disclosure is not in violation of Law. The receiving Party assumes full responsibility for the acts or omissions of any person or entity to whom it discloses Confidential Information of the disclosing Party regarding their use of such Confidential Information.

(3) A Party may disclose Confidential Information of the other Party as required to satisfy any legal requirement of a Governmental Authority, provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the request prior to making such disclosure so that the other Party may interpose an objection to such disclosure, take action to ensure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

(4) HPES will use HPI Confidential Information only for the purpose of meeting its obligations or exercising its rights under this Agreement, and will not, without limitation, use any HPI Confidential Information: (a) as otherwise prohibited by this Agreement, including prohibitions applicable to HPI Data and Personal Data; (b) to compete directly or indirectly with any Service Recipient; or (c) to interfere with any actual or proposed business of any Service Recipient.

(5) As requested by HPI during the Term and upon expiration or any termination of this Agreement and completion of HPES’ obligations under this Agreement, or with respect to any particular HPI Confidential Information, on such earlier date that the same will no longer be required by HPES to perform the Services, HPES will promptly return to HPI (in a form requested by HPI) or destroy (and provide such proof of destruction as is reasonably requested by HPI), all material in any medium that contains, refers to, or relates to such HPI Confidential Information, and will not retain any copies of such HPI Confidential Information.

(6) HPES will cause each HPES Personnel to comply with these confidentiality provisions.

(7) In the event of any possession, use, disclosure or loss of, or inability to account for, any Confidential Information of the disclosing Party other than as permitted by this Agreement, the receiving Party will promptly (a) notify the disclosing Party upon becoming aware

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thereof; (b) provide to the disclosing Party all known details and take such actions as may be necessary or reasonably requested by the disclosing Party to pursue its legal rights and remedies and to minimize the possession, use, disclosure or loss; and (c) cooperate in all reasonable respects with the disclosing Party to minimize the violation and any damage resulting therefrom.

(C) Exclusions.

Except with respect to Personal Data, Section 20.1(B) will not apply to any particular information that HPES or HPI can demonstrate: (1) was, at the time of disclosure to it, in the public domain; (2) after disclosure to it, was published or otherwise became part of the public domain through no fault of the receiving Party; (3) was in the possession of the receiving Party at the time of disclosure to it; (4) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (5) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party.

(D) No Implied Rights.

Subject to the provisions of Article 13, each Party’s Confidential Information will remain the property of that Party. Nothing contained in this Article will be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.

20.2 HPI Data.

(A) Ownership.

(1) HPI Data will be and remain, as between the Parties, the property of HPI. HPES will not possess or assert any lien or other right against or to HPI Data. To the extent HPES has or acquires any rights in HPI Data, HPES hereby irrevocably assigns, transfers and conveys to HPI all of its right, title and interest in and to the HPI Data, including all Intellectual Property Rights thereto. HPI may designate another entity of HPI for the ownership provided for in this Section, in which case the references to HPI in this Section will be to such HPI entity. HPES will, and will cause all HPES Agents and HPES Personnel (whether former or current) to: (a) cooperate with and assist HPI, both during and after the Term, in perfecting, maintaining, protecting and enforcing HPI’s right, title, and interest in any HPI Data, including all Intellectual Property Rights thereto, and (b) execute and deliver to HPI any documents or take any other actions as may reasonably be necessary, or as HPI may reasonably request, to perfect, maintain, protect, or enforce HPI’s right, title and interest in such HPI Data.

(2) Nothing in this Section is intended to limit the obligations of HPES under Section 20.1 and Section 20.3 with respect to HPI Confidential Information addressed in such Sections. To the extent there is any conflict between the provisions of this Section and the provisions of Section 20.1 or Section 20.3 as they pertain to HPI Data, the specific requirements of Section 20.3 will control over the provisions of this Section, and the provisions of this Section will control over the provisions of Section 20.1.

(B) Protection of HPI Data.

HPES will establish and maintain safeguards to prevent and guard against the unauthorized disclosure, destruction, loss or alteration of HPI Data in the possession or control of HPES that are no

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less rigorous than (1) the requirements set forth in Schedule 7, or (2) standards maintained by HPES for its own information of a similar nature. HPI will have the right to establish backup security for HPI Data and to keep backup HPI Data and HPI Data files in its possession if it chooses.

(C) Storage, Error Correction.

(1) Regardless of whether HPI approves the provision of certain Services from a Service Location located outside of a country in which the applicable Service Recipient receives the Services, in no event will HPES install HPI Software on any server or other Equipment, or store any HPI Data on any server or other Equipment, located at a Service Location outside of a country in which the applicable Service Recipient receives the Services, except as expressly permitted by this Agreement.

(2) HPES will promptly (a) notify HPI of any errors or inaccuracies in HPI Data if and when HPES becomes aware of such errors or inaccuracies, (b) correct any such errors or inaccuracies at its cost and expense to the extent such errors or inaccuracies are caused by HPES’ act or omission and (c) correct any such errors or inaccuracies upon HPI’s request and at HPI’s cost and expense to the extent such errors or inaccuracies are not caused by HPES’ act or omission. In the event of a dispute as to which Party caused such error or inaccuracy, HPES will promptly correct such error or inaccuracy at its cost and expense as directed by HPI pending the resolution of such dispute in accordance with the dispute resolution procedures set forth in Article 28. If it is determined through such dispute resolution procedures that HPES did not cause such error or inaccuracy, HPI will compensate HPES (using the applicable rates set forth in the Rate Card) for HPES’ performance of the services necessary to correct such error or inaccuracy.

(D) Security Breaches.

(1) In the event of a Security Breach involving HPI Data, HPES will notify HPI in accordance with Schedule 7.

(2) Following such notice, HPES will, at its cost and expense, (a) provide HPI with all known details relating to such Security Breach, (b) promptly (and in any event as soon as reasonably practical) perform a root cause analysis to determine the scope of the Systems and data that have been compromised (or potentially compromised) and the cause of such Security Breach, and thereafter promptly furnish the details of such investigation and results of such root cause analysis to HPI, and (c) cooperate in the investigation of the Security Breach at HPI’s request.

(3) HPI reserves the right to be a participant in, and HPES will cooperate with such participation in, any Security Breach investigations conducted by HPES, including HPI’s review of forensic data relating to the Security Breach.

(4) HPES will document responsive actions taken in connection with any incident involving a Security Breach in accordance with all applicable Laws.

(5) To the extent the Security Breach is within HPES’ areas of control, HPES will (i) provide to HPI, within 24 hours following discovery of the Security Breach, an oral notification of such Security Breach, and (ii) provide to HPI, within 48 hours following discovery of the Security Breach, with a written remediation plan that details the actions HPES will take to remedy the Security Breach, remediate such Security Breach, and take commercially reasonable actions to prevent its recurrence. If any HPES Personnel has attempted to circumvent or has circumvented the data safeguards required by

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this Section, HPES will immediately terminate such person’s access to Systems controlled by HPES and HPI may immediately terminate such individual’s access to the Systems controlled by HPI.

20.3 Personal Data and Privacy Requirements.

(A) General.

In order for HPES to fulfill its obligations under this Agreement, it may be necessary for the Service Recipients to provide HPES with, or with access to, Personal Data. HPES will comply with the requirements set forth in Schedule 7 with respect to any Personal Data received from the Service Recipients, or to which HPES has access to, under this Agreement.

(B) Personal Data Security Breaches.

(1) To the extent the Personal Data Security Breach is within HPES’ areas of control, HPES will: (a) take the actions required by Schedule 7 and Section 20.2(D); (b) assist and cooperate with HPI in HPI’s investigation of the Personal Data Security Breach, including by (i) providing HPI (or any third party designated by HPI) with access to any HPES Personnel to the extent such HPES Personnel have knowledge of any activities giving rise to or information related to the Personal Data Security Breach, (ii) providing HPI with physical access to the Service Locations and resources affected by the Personal Data Security Breach, (iii) facilitating interviews with HPES Personnel and others involved in the Personal Data Security Breach, and (iv) making available to HPI all relevant records, logs, files and data relating to the Personal Data Security Breach; (c) cooperate with HPI (as required by HPI) in any litigation or other formal action relating to the Personal Data Security Breach; (d) provide such information and assistance as is required to timely respond to or otherwise address any inquiry, access request, complaint, enforcement notice or similar action made by applicable data subjects; (e) cooperate with law enforcement or regulatory officials (as requested by HPI) in connection with any investigations or government actions relating to such Personal Data Security Breach; and (f) promptly take such measures as are reasonably necessary to prevent a recurrence of such Personal Data Security Breach (including as set forth in any HPI-approved remediation plan).

(2) HPI will have the sole right to determine (a) whether notice of a Personal Data Security Breach is to be provided to any individuals, Governmental Authorities, consumer reporting agencies or others (b) the contents of such notice, (c) whether any type of remediation may be offered to affected persons, and (d) the nature and extent of any such remediation. HPES will provide any such notices as directed by HPI.

(3) If the Personal Data Security Breach is caused by HPES’ acts or omissions, HPES will be responsible for (a) fines, penalties, interest and other amounts required to be paid by HPI under any Law or by Governmental Authority, or incurred to satisfy an order or directive of a Governmental Authority; and (b) expenses, liabilities, assessments and costs (including reasonable attorney’s fees and disbursements) incurred by HPI in connection with such Personal Data Security Breach, including: (i) expenses incurred by HPI in responding to a Personal Data Security Breach, including for forensic experts and consultants typically engaged in data breach responses; and (ii) the costs of preparation and mailing of notification letters, credit monitoring services, toll-free information services for affected individuals, and any similar services that companies typically make available to affected individuals in connection with personal data security breaches.

20.4 HPI Right of Termination.

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Any violation by HPES of a material obligation under this Article will constitute a material breach by HPES of this Agreement, and, if not subject to cure, HPES cannot demonstrate to HPI’s satisfaction that the violation or a similar violation will not recur, or if subject to cure but not cured by HPES within five days, HPI may, upon notice to HPES, terminate this Agreement without regard to Section 29.1, in whole or in part, as of the termination date specified in the notice, without cost or penalty and without the payment of any termination charges, subject to Section 7.1(B) of Schedule 5.

21.	REPRESENTATIONS AND WARRANTIES

21.1 By HPI.

HPI represents and warrants that:

(A) HPI is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(B) HPI has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by HPI has been duly authorized by HPI;

(C) HPI is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on HPI’s ability to fulfill its obligations under this Agreement; and

(D) HPI is in compliance with all Laws applicable to HPI’s obligations under this Agreement and has obtained all applicable material permits and licenses required of HPI in connection with its obligations under this Agreement.

21.2 By HPES.

HPES represents and warrants that:

(A) HPES is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware;

(B) HPES has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by HPES has been duly authorized by HPES and will not conflict with, result in a breach of, or constitute a default under any other agreement to which HPES is a party or by which HPES is bound;

(C) HPES is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on HPES’ ability to fulfill its obligations under this Agreement;

(D) HPES is in compliance with all Laws applicable to HPES’ obligations under this Agreement and has obtained all applicable permits and licenses required of HPES in connection with its

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obligations under this Agreement;

(E) there is no outstanding litigation, arbitrated matter or other dispute to which HPES is a party which, if decided unfavorably to HPES, would reasonably be expected to have a material adverse effect on HPES’ ability to fulfill its obligations under this Agreement; and

(F) HPES and HPES Agents have full power and authority to grant HPI the rights granted herein without the consent of any other party and any materials developed or furnished by HPES and HPES Agents to HPI are free of any and all restrictions, settlements, judgments or adverse claims.

21.3 Pass-Through Warranties.

HPES will, to the extent permissible, pass through to HPI all available warranties and provide all available (including extended) applicable original equipment manufacturer and additional warranties for third party Equipment used to provide the Services. HPES will obtain and pass through to HPI any warranties required by the specifications for Equipment procured on behalf of HPI. HPI will, to the extent permissible, pass through to HPES all available warranties and provide all available (including extended) applicable original equipment manufacturer and additional warranties for Equipment owned or leased by HPI used to provide the Services prior to the Effective Date, to the extent that such Equipment was transferred to HPES pursuant to this Agreement or as part of the activities conducted to separate HP.

21.4 Disclaimer.

EXCEPT AS SPECIFIED IN THIS ARTICLE, NEITHER HPI NOR HPES MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES OR THE SYSTEMS OR EQUIPMENT AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

22.	ADDITIONAL COVENANTS

22.1 By HPI.

HPI covenants and agrees with HPES that during the Term, HPI will obtain all applicable material permits and licenses required of HPI in connection with its obligations under this Agreement.

22.2 By HPES.

HPES covenants and agrees with HPI that during the Term:

(A) HPES will provide the Services with promptness, diligence and in a professional manner, in accordance with the practices and professional standards used in well-managed operations performing services similar to the Services, and HPES will use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform the Services;

(B) Except as otherwise provided in this Agreement, HPES will maintain the Systems, HPES Equipment, and HPES Software so that they operate in accordance with their specifications, including (1) maintaining HPES Equipment in good operating condition, subject to normal wear and tear, (2) undertaking repairs and preventive maintenance on HPES Equipment in accordance

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with the applicable Equipment manufacturer’s recommendations, and (3) performing Software maintenance in accordance with the applicable Software provider’s documentation and recommendations;

(C) HPES will use commercially reasonable efforts to (1) use efficiently the resources or services necessary to provide the Services and (2) perform the Services in the most cost-effective manner consistent with the required level of quality and performance;

(D) HPES will provide the Services using proven, current technology, Equipment and Software that the Parties anticipate will enable the Service Recipients to take advantage of technological advancements in their industries, subject to the Change Control Procedure;

(E) HPES will obtain all applicable permits and licenses required of HPES in connection with its obligations under this Agreement;

(F) HPES will maintain each HPES Service Location so that it continuously meets and is certified to comply with the requirements of ISO/IEC 27002, and HPES will maintain such certifications throughout the Term;

(G) all Financial Statements will fairly and accurately represent the business, properties, financial condition, and results of operations of HPES as of their respective dates or periods covered, and HPES will immediately notify HPI of any subsequent material adverse change in HPES’ business, properties, financial condition or operations;

(H) the HPES Provided Resources will not infringe upon the Intellectual Property Rights of any third party, subject to the exceptions set forth in Section 24.1(A);

(I) HPES will promptly notify HPI if HPES learns of any claim, pending or threatened, or any fact upon which a claim could be made, that asserts that an HPES Provided Resource may infringe upon the Intellectual Property Rights of any third party;

(J) without limiting HPES’ obligations under this Agreement, HPES and HPES Agents will not code into the Systems, and HPES will use commercially reasonable efforts to prevent from being introduced into the Systems by third parties, any viruses, Trojan horses, worms, spyware, back doors, email bombs, malicious code or similar items (collectively, “Malware”), provided that, in the event that Malware is found to have been introduced into the Systems (1) as a result of HPES’ failure to comply with this Section or its other obligations under this Agreement, HPES will, at its cost and expense, mitigate the effects of the Malware and, if the Malware causes a loss of operational efficiency or loss of data, mitigate and restore such losses or (2) other than as a result of HPES’ failure to comply with its obligations, HPES will, if instructed by HPI, at HPI’s cost and expense, use commercially reasonable efforts to mitigate the effects of the Malware and, if the Malware causes a loss of operational efficiency or loss of data, mitigate and restore such losses;

(K) HPES and HPES Agents will not code or introduce into the Systems any Software or Equipment that would have the effect of disabling or otherwise shutting down all or any portion of the Services. With respect to any disabling code that may be part of the Software, HPES will not invoke such disabling code at any time (whether during or after the Term) for any reason. If at any time the licensor of any HPES Third Party Software invokes or threatens to invoke any disabling code in HPES Third Party Software licensed to HPES which could adversely affect the Services, HPES will use its best

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efforts to preclude such action on the part of such licensor;

(L) neither HPES nor any HPES Agents will make any unauthorized representations on HPI’s behalf or about HPI, nor commit or bind HPI other than as specifically authorized by HPI under this Agreement;

(M) HPES or HPES Agents will not include in any Developed IP any Encumbered Code; and

(N) all facilities at HPES Service Locations will be maintained and operated in accordance with applicable HPI Policies and all applicable Laws, building codes and ordinances to the extent that failure to comply with such applicable Laws, building codes and ordinances could reasonably be expected to have an adverse effect on HPI’s receipt of the Services.

23.	INSURANCE

23.1 Insurance Coverage.

HPES will, during the Term and for such additional periods as may be specified below, have and maintain in force, at its sole cost and expense including premiums, deductibles, self-insured retentions and any other insurance or claim related costs, at least the following insurance coverages:

(A) Worker’s compensation insurance or other similar social insurance in accordance with the Laws of the country, state or territory exercising jurisdiction over the employee with the minimum limits required by Law.

(B) Employer’s liability insurance in an amount of not less than $1,000,000 per each accident and disease.

(C) Commercial general liability insurance, including products, completed operations liability and personal injury, advertising liability and contractual liability, with a minimum combined single limit of $1,000,000 per occurrence and $2,000,000 general aggregate. This coverage will include as an additional insured.

(D) Commercial automobile liability insurance for all owned, non-owned, hired and permissive use vehicles, with a minimum combined single limit of $1,000,000 each accident for bodily injury and property damage. This coverage will include HPI as an additional insured.

(E) All-risk property insurance, including property that is in the possession, care, custody or control of HPES pursuant to this Agreement. Such policy will also include electronic data processing (EDP) providing coverage for all risk of loss for damage to equipment, hardware, software, data, media, valuable papers, including extra expense coverage, with a minimum limit adequate to cover such risks on a replacement cost basis. This coverage will include HPI as an additional insured as its interest may appear.

(F) Commercial crime insurance, including blanket coverage for employee dishonesty and computer fraud for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by HPES Personnel, acting alone or in collusion with others, including money, securities and property of others in their possession, care, custody or control, with a minimum limit per

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event of $10,000,000. This coverage will include HPI as a joint loss payee under a joint loss payee endorsement as its interest may appear.

(G) Professional liability (errors and omissions) insurance (including cyber risk liability) covering liability for loss or damage due to an act, error, omission or negligence, or due to machine malfunction, invasion or infringement of the right of privacy or publicity, including the torts of intrusion upon seclusion, publication or private facts, false light, or misappropriation of name or likeness, with a minimum limit per event of $50,000,000.

(H) Umbrella liability insurance in a minimum amount of $50,000,000 in excess of the coverage amounts set forth in Section 23.1(B), Section 23.1(C), and Section 23.1(D).

23.2 Insurance Conditions.

(A) The insurance coverages set forth in Section 23.1 will be primary, and all coverage will be non-contributing with respect to any other insurance or self-insurance which may be maintained by HPI. All coverage required by Section 23.1 will include a waiver of subrogation and a waiver of any insured-versus-insured exclusion regarding HPI. To the extent any coverage is written on a claims-made basis, it will have a retroactive date at or prior to the Effective Date and will allow for reporting of claims for at least three years following the expiration or termination of this Agreement.

(B) HPES will provide to HPI, within 10 business days after the Effective Date and at HPI’s request thereafter, certificates of insurance evidencing that the coverages required under this Agreement are in effect and maintained in force during the Term (and, with respect to claims-made policies, for at least five years after the expiration or termination of this Agreement). Upon HPI’s request, HPES will permit HPI to examine the originals of the policies that relate to the insurance described in this Section. The third party insurers selected by HPES will have an A.M. Best rating of A-, X or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. With respect to such third party insurers, HPI will have the right to require HPES to obtain the insurance required under this Article from another insurance carrier in the event HPI determines that HPES’ then-current insurance carrier does not have an A.M. Best rating of A-, X or better or is not licensed or authorized to conduct business in all states in which HPI does business. HPES will require that HPES Agents, if any, maintain insurance coverages as specified in reasonable amounts naming HPES as an additional insured or loss payee where relevant or HPES will ensure that HPES Agents, if any, are endorsed as additional insureds on such HPES coverages. HPES will be, at its sole cost and expense, responsible for any loss or damage resulting from any HPES Agents and HPES’ insurance is deemed to be primary for any such losses

(C) In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in Section 23.1, HPES will be solely responsible to take such action. HPES will provide HPI with contemporaneous notice and with such other information as HPI may request regarding the event.

(D) The provisions of this Article will in no way limit the liability of HPES. The obligations under this Article are mandatory; failure of HPI to request certificates of insurance or insurance policies will not constitute a waiver of HPES’ obligations and requirements to maintain the minimal coverages specified. HPES will maintain in its files evidence of all HPES Agents’ insurance coverage.

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23.3 Risk of Loss.

Each Party will be responsible for risk of loss of, and damage to, any Equipment, Software or other materials in its possession or under its control.

24.	INDEMNITIES

24.1 Indemnity by HPES.

HPES will indemnify, defend and hold harmless HPI and the other Service Recipients, and their respective officers, directors, employees, agents, successors and assigns, from and against any Losses suffered, incurred or sustained by any such indemnitee or to which any such indemnitee becomes subject, resulting from, arising out of or relating to any third party claim:

(A) that HPES Provided Resources infringe upon the Intellectual Property Rights of any third party, except to the extent that such claim (1) results from activities that HPES was required or instructed by HPI to perform or (2) arises out of (a) a modification by HPI (unless such modification was authorized by HPES), (b) HPI’s combination, operation or use of the HPES Provided Resource with products or resources not provided by HPES (unless such combination, operation or use was authorized by or at the written direction of HPES, or contemplated by this Agreement or documentation for such HPES Provided Resource), or (c) HPES’ compliance with written specifications or directions provided by HPI to HPES;

(B) relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by HPES in Section 21.2;

(C) relating to any amounts, including taxes, interest and penalties, assessed against any Service Recipient that are the obligation of HPES under this Agreement;

(D) relating to a breach of any covenant set forth in Section 22.2;

(E) relating to personal injury (including death) resulting from HPES’ acts or omissions;

(F) relating to tangible personal or real property damage caused by HPES’ negligence or willful misconduct;

(G) relating to HPES’ failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by HPES under any Third Party Service Contracts, including Assigned Contracts and Managed Contracts;

(H) by another customer of HPES arising from Services or Systems provided by HPES;

(I) relating to (1) HPES’ failure to comply with any Law for which it is responsible pursuant to Section 8.2(A), (2) HPES’ performance of the Services in a manner that causes any Service Recipient to be out of compliance with any Law, or (3) any fine or other penalty imposed by Law arising as a result of a breach of any of HPES’ obligations under this Agreement;

(J) relating to HPES’ failure to obtain or maintain any HPES Required Consents or

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comply with any HPI Required Consents;

(K) relating to (1) a violation of Law for the protection of persons or members of a protected class or category of persons by HPES, including unlawful discrimination, (2) work-related injury, except as may be covered by HPES’ workers’ compensation plan, or death caused by HPES, and (3) any representations, oral or written, made by HPES to any Service Recipient’s employees or contractors (or employees of a Service Recipient’s service providers);

(L) relating to a breach of Article 20;

(M) relating to any fraud, willful misconduct, intentional tortious conduct or gross negligence of HPES or any HPES Agents or HPES Personnel under this Agreement, including in connection with the provision of the Services; and

(N) by an HPES Agent or any HPES Personnel relating to a claim by such HPES Agent or HPES Personnel against HPES.

HPES will indemnify HPI and the other Service Recipients from any costs and expenses incurred in connection with the enforcement of this Section.

24.2 Indemnity by HPI.

HPI will indemnify, defend and hold harmless HPES and its officers, directors, employees, agents, successors and assigns from and against any Losses suffered, incurred or sustained by any such indemnitee or to which any such indemnitee becomes subject, resulting from, arising out of or relating to any third party claim:

(A) that any HPI IP (including HPI Software), or HPI Provided Equipment infringes upon the Intellectual Property Rights of any third party, except to the extent that such claim (1) results from activities that HPI was required or instructed by HPES to perform or (2) arises out of (a) a modification by HPES (unless the modification was in accordance with HPI’s written instructions), (b) HPES’ combination, operation or use of such Software or Equipment with products or resources not provided by HPI (unless such combination, operation or use was at the written direction of HPI), or (c) HPI’s compliance with written specifications or directions provided by HPES to HPI;

(B) relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by HPI in Section 21.1;

(C) relating to a breach of any covenant set forth in Section 22.1;

(D) relating to any amounts, including taxes, interest and penalties, assessed against HPES which are the obligation of HPI under this Agreement;

(E) relating to personal injury (including death) resulting from HPI’s acts or omissions;

(F) relating to tangible personal or real property damage caused by HPI’s negligence or willful misconduct;

(G) relating to HPI’s acts or omissions with respect to HPI’s or its designee’s

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performance of the Services during a step-in;

(H) by Service Recipients arising from the Services provided to such Service Recipients;

(I) relating to HPI’s failure to observe or perform any duties or obligations to be observed or performed on or prior to the Effective Date by HPI under any Assigned Contracts;

(J) relating to HPI’s failure to obtain or maintain any HPI Required Consents or comply with any HPES Required Consents;

(K) by an HPI Agent or any HPI personnel (except to the extent arising from any act or omission of HPES); and

(L) relating to a breach of HPI’s obligations under Section 20.1.

HPI will indemnify HPES from any costs and expenses incurred in connection with the enforcement of this Section.

24.3 Infringement.

If any HPES Provided Resource becomes, or in HPES’ reasonable opinion is likely to become, the subject of an infringement, including misappropriation, claim or proceeding, HPES will, in addition to indemnifying HPI and the other Service Recipients as provided in this Article and to the other rights that HPI may have under this Agreement, (A) promptly, at HPES’ expense, secure the right to continue using such HPES Provided Resource, or (B) if this cannot be accomplished with commercially reasonable efforts, then, at HPES’ cost and expense, replace or modify such HPES Provided Resource to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of such HPES Provided Resource or any affected component of the Services, or (C) if neither of the foregoing can be accomplished by HPES with commercially reasonable efforts, and only in such event, then remove such HPES Provided Resource from the Services, in which case the Charges will be equitably adjusted to reflect such removal.

24.4 Indemnification Procedures.

With respect to third party claims the following procedures will apply:

(A) Promptly after receipt by any entity entitled to indemnification under Section 24.1 or Section 24.2 of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee will notify the indemnitor of such claim. No failure to so notify an indemnitor will relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within 15 days following receipt of notice from the indemnitee relating to any claim, but no later than 10 days before the date on which any response to a complaint or summons is due, the indemnitor will notify the indemnitee if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(B) If the indemnitor delivers a Notice of Election relating to any claim within the

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required notice period, the indemnitor will be entitled to have sole control over the defense and settlement of such claim, provided that (1) the indemnitee will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (2) the indemnitor will obtain the prior approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with Section 24.4(A), the indemnitor will not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor will not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the consent of the indemnitor.

(C) If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period, the indemnitee will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor will promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.

24.5 Subrogation.

In the event that an indemnitor will be obligated to indemnify an indemnitee pursuant to this Article, the indemnitor will, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the indemnitee with respect to the claims to which such indemnification relates.

25.	LIABILITY

The limitations on liability applicable to this Agreement are set forth in Schedule 19.

26.	CONTINUED PROVISION OF SERVICES

26.1 Force Majeure.

(A) No Party will be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, or any other cause beyond the reasonable control of such Party, provided that the nonperforming Party is without fault in causing such default or delay, and such default or delay could not have been prevented by the use of commercially reasonable precautions, including, with respect to HPES, by HPES meeting its obligations for performing Disaster recovery services as described in Section 26.2 (a “Force Majeure Event”).

(B) In the case of a Force Majeure Event, the nonperforming Party will be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will promptly notify the Party to whom performance is due by telephone (to be confirmed in writing within two days of the inception of such delay) and describe at a reasonable level of detail the

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circumstances causing such delay.

26.2 Disaster Recovery and Business Continuity.

(A) The Parties acknowledge and agree that, as of the Effective Date, with respect to the HPES Service Locations owned by HPES prior to the Effective Date (each, a “Existing HPES Service Location”), HPES has provided HPI with access to HPES’ existing disaster recovery and business continuity plans for each HPES Service Location owned by HPES prior to the Effective Date (each, an “Existing DR/BC Plan”) and a summary of each Existing DR/BC Plan is attached to Schedule 15. HPES will execute the Existing DR/BC Plans upon the occurrence of a Disaster, in accordance with the provisions of such plans and the RTOs, RPOs and other requirements set forth therein or otherwise in Schedule 15.

(B) With respect to the HPES Service Locations that were acquired in connection with the HP separation (each, an “Inherited HPES Service Location”), HPES will execute the applicable disaster recovery and business continuity plan (collectively the “Inherited DR/BC Plans”, together with the Existing DR/BC Plans, the “DR/BC Plans”) upon the occurrence of a Disaster, in accordance with the provisions of such plans. During Transition, HPES will perform assessments of the disaster recovery and business continuity plans for each of the Inherited HPES Service Locations and following each such assessment, unless HPES demonstrates that any Inherited DR/BC Plan is insufficient to allow HPES to meet the RTOs, RPOs and other requirements specified therein, HPES will comply with such RTOs, RPOs and other requirements following the applicable assessment. If HPES demonstrates that any Inherited DR/BC Plan is insufficient to allow HPES to meet the RTOs, RPOs and other requirements specified therein, the Parties will agree to adjust the applicable RTOs, RPOs or other requirements or HPES will update the applicable Inherited DR/BC Plan on a Project basis.

(C) In the event that HPES revises or updates any DR/BC Plan so as could reasonably be expected to adversely impact the performance of the Services, HPES will promptly provide notice of such impact, the Parties will agree on a remediation plan to remedy such adverse impact, and HPES will execute such remediation plan. HPES will: (1) update and test (at the frequency set forth therein) the operability of the DR/BC Plans to ensure that the same are fully operational (the test results of such tests to be made available to HPI upon request); and (2) certify to HPI at least once during every 12-month period during the Term that the applicable DR/BC Plan is fully operational. Unless otherwise specified in this Section, HPES will perform its obligations under this Section at no additional cost to HPI.

(D) HPES will cooperate with HPI and Third Party Providers in joint Disaster recovery and business continuity planning and testing activities, subject to the Parties’ respective risk management policies and procedures. HPES will provide HPI with a draft copy of the results of all Disaster recovery tests conducted by or for HPES to the extent such results are relevant to the Services. HPES will allow HPI to participate in (1) any determinations regarding whether the Business Continuity Plan and the Disaster Recovery Plan has, or will, meet the RTOs and RPOs or HPI’s business recovery objectives and (2) any official or final statement of the results of any Disaster recovery and business continuity testing activities.

(E) Upon HPI’s request, HPES will participate in any periodic crisis “table top” exercises conducted by HPI at any time during the Term; provided, that, other than with respect to Transition, HPES will not be obligated to participate in any more than 2 such exercises per year. HPES’ participation will include developing Disaster scenarios and making any HPES Personnel available to support such crisis “table top” exercises (including on site at HPI Service Locations), as requested by HPI.

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26.3 Alternate Source; Termination.

(A) If the performance of all or a portion of the Services is prevented, hindered or delayed for more than and cannot be restored within the RTOs established for such Services in Schedule 15, or three days, in the case of all Services that do not have RTOs established, then HPI may procure such Services from an alternate source, and HPES will be liable for payment for such Services from the alternate source for so long as the prevention, hindrance, or delay in performance continues, but no longer than 180 days from the commencement of use of the alternate source. For the avoidance of doubt, HPI’s payment obligations to HPES will not be affected by the preceding provision.

(B) If the performance of all or any material portion of the Services is prevented, hindered or delayed for more than seven days as a result of a Force Majeure Event, HPI, at its sole discretion, may, upon no less than seven days’ notice to HPES, terminate this Agreement, in whole or in part, as of the termination date specified in the notice, without cost or penalty subject to payment of any applicable termination charges set forth in Section 7.2(B) of Schedule 5. If the performance of a non-material portion of the Services is prevented, hindered, or delayed for more than seven days as a result of a Force Majeure Event, HPI, at its sole discretion, may, upon no less than seven days’ notice to HPES, terminate the affected Services as of the termination date specified in the notice, without cost or penalty subject to payment of any applicable termination charges set forth in Schedule 5.

26.4 Allocation of Resources.

Whenever a Force Majeure Event or a Disaster causes HPES to allocate limited resources between or among HPES’ customers, HPES will not give any other customers of HPES priority over HPI unless such customers have specifically contracted for priority in such events. HPES will not redeploy or reassign any individual in a Key HPES Position to another account in the event of a Force Majeure Event.

27.	STEP-IN RIGHTS

27.1 Step-In Rights.

In the event (A) of a material disruption (including a disruption arising out of a Force Majeure Event or repeated Service Level failures) to a Service classified as being subject to step-in rights in Schedule 3-A or Schedule 3-B, as applicable, that is not cured within 15 days following the commencement of the disruption or (B) HPI is directed, or required, by Law or Governmental Authority to step in, HPI may step in and supervise or perform, or designate an HPI Agent to step in and supervise or perform, HPES’ performance of the impacted Services, until such time that HPES can demonstrate the ability to resume the performance of such Services, provided that HPI or its designee may not exercise HPI’s step-in rights with respect to resources that are used by HPES to support other HPES customers and which cannot be readily segmented. Following the Step-In Date, HPI will not be obligated to pay the Charges for such impacted Services for the duration of the step-in period and, if HPI steps in as a result of the circumstances described in subsection (A), HPES will reimburse HPI for HPI’s costs and expenses incurred as a result of exercising its rights under this Section to the extent such costs and expenses exceed the Charges that would have been payable by HPI for the impacted Services had HPI not exercised its step-in rights. HPI’s exercise of its rights under this Section will not constitute a waiver by HPI of any rights it may have (including HPI’s rights to terminate this Agreement) before, on or after the Step-In Date. HPES will cooperate with HPI or such HPI Agent in respect of such step-in, including by providing access to Software, Equipment and Service Locations and any other assistance and information requested by HPI or the HPI Agent, and by providing HPI or such HPI Agent space at the

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HPES Service Location. In the event HPI exercises its right to terminate this Agreement in connection with the events giving rise to a step-in, HPI may initiate or continue exercising its step-in rights during a Disengagement Period. Notwithstanding any of the foregoing, HPI’s exercise of such Step-In Rights will not exceed 180 days in duration, regardless of the cause of such Step-In.

27.2 Step-Out.

(A) If HPI exercised its step-in rights in accordance with Section 27.1, HPI may elect to cease exercising its right to step-in at any time by giving notice to HPES (a “Step-Out Notice”).

(B) Within three business days after the Step-In Date, HPES will develop a plan to demonstrate to HPI how it will resume the proper performance of the applicable Services (a “Step-Out Plan”), and will submit the Step-Out Plan to HPI for approval. Approval by HPI of the Step-Out Plan will not constitute a waiver by HPI of any rights it may have if HPES is unable to perform any of its obligations in accordance with the terms of this Agreement after the Step-Out Date. The Step-Out Plan and delivery of the Services will remain HPES’ responsibility.

(C) Following receipt and review of the Step-Out Plan, HPI will either (1) confirm the date for resumption of the affected Services by HPES as being the date set out in the Step-Out Notice or (2) subject to the last sentence of Section 27.1, revise the date to reflect the time to implement the Step-Out Plan and the state of readiness of HPES. The date notified by HPI under clause (1) or clause (2) will be the “Step-Out Date.” Once HPI has notified HPES of a Step-Out Date, HPES will devote the necessary resources to implement the Step-Out Plan such that delivery of the affected Services by HPES is restored to the Service Levels, and that the affected Services are delivered in accordance with all other provisions of this Agreement, from the Step-Out Date.

(D) During any step-in period, the Parties will meet at least weekly to discuss progress toward remedying the event which gave rise to exercise of the step-in right, including deciding whether or not HPES can resume performance of the affected Services. By exercising its right to step-in HPI will not, and will not be deemed to, assume any obligation to resolve the event giving rise to its right to step-in or relieve HPES of any obligation or liability in relation to that event or relieve HPES of any of its other obligations or liabilities under this Agreement.

28.	DISPUTE RESOLUTION

The Parties will adhere to the procedures set forth in this Article in all disputes arising under this Agreement. All deadlines specified in this Article may be extended or shortened by agreement of the Parties. The procedures specified in this Article will be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party may seek injunctive relief in accordance with the provisions of this Article. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Article.

28.1 Informal Dispute Resolution.

(A) Prior to the initiation of litigation, as described in this Article, the Parties will first attempt to resolve their dispute informally, as set forth in this Section. Either Party may initiate the informal dispute resolution process set forth in this Section by giving notice of a dispute (“Notice of Dispute”). The Notice of Dispute and the response will include (1) a statement of the dispute and (2) the

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name and title of the Contract Manager who will represent that Party in attempting to resolve the dispute and of any other person who will accompany the Contract Manager.

(B) Within 10 business days of the delivery of the Notice of Dispute, the Contract Managers of each Party will meet (and will continue to meet as often as the Parties reasonably deem necessary) in order to gather from and furnish to the other all information with respect to the matter at issue which the Parties believe to be appropriate and germane in connection with its resolution and attempt in good faith to resolve such dispute.

(C) If, within 15 business days of the delivery of the Notice of Dispute, the Contract Managers are unable to resolve the dispute, either Party may escalate the dispute to the Relationship Managers. The Relationship Managers of each Party will meet (and will continue to meet as often as the Parties reasonably deem necessary) in order to attempt in good faith to resolve such dispute.

(D) During the course of informal dispute resolution, all reasonable requests made by one Party to another for non-privileged information reasonably related to the dispute will be honored in order that each of the Parties may be fully advised of the other’s position. All negotiations and proceedings pursuant to this Section will be confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

28.2 Formal Dispute Resolution.

Litigation of a dispute may be commenced by either Party upon the earlier to occur of any of the following: (A) either Party concludes in good faith that amicable resolution through informal dispute resolution in accordance with Section 28.1 does not appear likely; (B) 20 business days have elapsed from the delivery of the Notice of Dispute (this period will be deemed to run notwithstanding any claim that the process described in Section 28.1 was not followed or completed); (C) commencement of litigation is appropriate to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors; or (D) a Party makes a good faith determination, including as provided in Section 28.4, that a breach of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

28.3 Governing Law, Jurisdiction and Venue.

This Agreement and performance under this Agreement will be governed by and construed in accordance with the Laws of the State of California without regard to its choice of Law principles. The Parties irrevocably and unconditionally consent to venue in the State of California (and hereby waive any claims of forum non conveniens with respect to such venue) and to the exclusive jurisdiction of competent California state courts in Santa Clara County or federal courts in the Northern District of California for all litigation which may be brought with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. The Parties further consent to the jurisdiction of any state court located within a district that encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment against the assets of such Party.

28.4 Equitable Remedies.

HPES acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligations provided in Article 17, Article 20 or Article 31, HPI may be irreparably harmed. HPI acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligations provided

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in Section 20.1, HPES may be irreparably harmed. In either such a circumstance, the non-breaching Party may proceed directly to court. If a court of competent jurisdiction should find that a Party has breached (or attempted or threatened to breach) any such obligations, such Party agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling performance by such Party and restraining it from any further breaches (or attempted or threatened breaches).

28.5 Continued Performance.

Each Party agrees to continue performing its obligations under this Agreement while a dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment will not be deemed to preclude performance) and without limiting either Party’s right to terminate this Agreement as provided in Article 29.

29.	TERMINATION BY HPI

29.1 Termination for Cause.

In the event that:

(A) HPES commits a material breach of an obligation under this Agreement that is capable of being cured within 30 days after notice of breach from HPI to HPES, but is not cured in such 30-day period;

(B) HPES commits a material breach of an obligation under this Agreement that is not capable of being cured within 30 days but is capable of being cured within 60 days and fails to (1) proceed promptly and diligently to correct the breach, (2) develop within 30 days following notice of breach from HPI a complete plan for curing the breach, and (3) cure the breach within 60 days of notice thereof;

(C) HPES commits a material breach of an obligation under this Agreement that is not subject to cure with due diligence within 60 days of notice thereof; or

(D) HPES commits numerous breaches of its duties or obligations which collectively constitute a material breach of an obligation under this Agreement;

HPI may, by giving notice to HPES, terminate this Agreement, in whole or in part, as of a date specified in the notice of termination, without cost or penalty and without payment of any termination charges by HPI, subject to Section 7.1(B) of Schedule 5 to the Agreement.

29.2 Termination for Convenience.

Following the second anniversary of the Effective Date, HPI may terminate this Agreement, in whole or in part, for convenience and without cause at any time by giving HPES at least 90 days’ prior notice designating the termination date and paying to HPES on the effective date of termination the amounts described in Section 29.8. If a purported termination for cause by HPI is determined by a competent authority not to have been properly a termination for cause, then such termination by HPI will be deemed to have been a termination for convenience.

29.3 Termination for Multiple Critical Service Level Defaults.

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In the event HPES (A) experiences three or more consecutive Critical Service Level Defaults with respect to the same Critical Service Level or (B) experiences four or more Critical Service Level Defaults with respect to the same Critical Service Level within a rolling six-month period, then HPI may, by giving notice to HPES, terminate this Agreement, in whole or in part, as of a date specified in the notice of termination, without cost or penalty and without payment of any termination charges by HPI, subject to Section 7.1(B) of Schedule 5 to the Agreement. In no event will this Section limit HPI’s right to terminate this Agreement in accordance with Section 29.1.

29.4 Termination Upon Change of Control.

Other than with respect to any change of Control occurring as a part of the split of HP, publicly announced in October 2014, in the event, after the Effective Date, (A) another entity directly or indirectly, in a single transaction or series of related transactions, acquires either Control of HPES or all or substantially all of the assets of HPES or the business unit of HPES providing the Services, or (B) HPES is merged with or into another entity to form a new entity, then, at any time within nine months after the last to occur of such events, HPI may, by giving at least 90 days’ prior notice to HPES, terminate this Agreement, in whole or in part, as of a date specified in the notice of termination, without cost or penalty and without payment of any termination charges by HPI, subject to the payment of any applicable termination charges set forth in Section 7.2(C) of Schedule 5.

29.5 Termination for Insolvency.

If (A) a Party files a voluntary petition in bankruptcy or an involuntary petition is filed against it; (B) a Party is adjudged bankrupt; (C) a court assumes jurisdiction of the assets of a Party under a federal reorganization act, or other statute; (D) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of a Party; (E) a Party becomes insolvent, suspends business or ceases to conduct its business in the ordinary course; (F) a Party makes an assignment of its assets for the benefit of its creditors, then the other Party may, by giving at least 60 days’ prior notice to such Party, terminate this Agreement, as of a date specified in the notice of termination, without cost or penalty and without payment of any termination charges. Each Party will provide prompt notice to the other Party of any such event relating to it.

29.6 Other Terminations.

In addition to the termination rights set forth in this Article, this Agreement may be terminated as provided in Section 7.5, Section 8.2(D), Section 17.5, Section 18.6(E), Section 20.4, Section 26.3(B), Section 32.3(B) and Section 2.2(F) of Schedule 19.

29.7 Partial Terminations.

Where HPI may terminate this Agreement in part, HPI may terminate a Tower, Sub-Tower or multiple Towers or Sub-Towers. If HPI chooses to terminate this Agreement in part, the Charges payable under this Agreement will be adjusted as follows: (A) if this entire Agreement is terminated, all Charges will cease, (B) if a partial termination eliminates a Tower altogether, then all Charges for that Tower will cease, (C) if a partial termination eliminates a Service altogether, then all Charges for that Service will cease (subject to any adjustments provided by Schedule 5), and (D) if a partial termination reduces the volume of a Service provided but does not eliminate the Service, then the Charges will be adjusted in accordance with the applicable Charges Methodology.

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“Sub-Tower” as used in this Section, means, with respect to each Tower, the sub-towers as set forth below:

Tower	Sub-Tower
Servers, Storage, and Cloud	• Monitoring and management of servers (physical, virtual, private cloud) • Monitoring and management of storage (SAN storage, monthly backup)
Data Center	• Houston and Austin Data Centers • Remote Data Centers • Disaster Recovery and Business Continuity
Managed Network

•    Monitoring and management of network data devices (routers, switches, WAPs, firewalls)

•    Monitoring and management of network voice devices (PBXs, voice gateways, voicemail systems, IP phones)

•    Contact Center Support

•    Partner Connectivity Services

•    Telecom Expense Management

Managed Security

•    Security Operations Center services

•    IDS / IPS monitoring, management

•    Vulnerability Management, Threat Analytics & Intelligence services

•    Policy compliance management

•    Digital investigative services

Identify & Access Mgt.	• End user account access management and administration • Device and system account access management and administration • Enterprise Directory and Active Directory
Service Desk	• Level 1 support in English, French, Latin American Spanish, Mandarin Chinese, Korean, Latin American Portuguese, and Japanese • SPOC for all HPI Contacts
End User Computing

•    On-site end user device management and support via dedicated technicians

•    Sharepoint

•    Email, Messaging and Chat

•    Remote end user device management and support

•    O365 Wrapper Services

•    Depot services and Walk-In Centers

Cross Functional	• Release, Change, Incident, Problem, Configuration, Service, Project & Demand Management • Asset Management and Procurement • Compliance Support
Enterprise Print	• Enterprise Print Infrastructure Management • Enterprise Document Management and Document Database Design
Application Operations and Support

•    L2 Support Functions, including Incident and Problem Management for 655 in-scope Applications

•    Application operations and support for 933 in-scope Applications

•    SAP Deep Level Support (L3-L4)

•    SAP Database Support

Application Development	• GSCS SAP applications • GSCS Non-SAP applications • CSS applications
Application Maintenance	• GSCS SAP applications • GSCS Non-SAP applications • CSS applications

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29.8 Termination Charges.

No termination charges will be payable by HPI in connection with the termination of this Agreement, except as set forth in Article 7 of Schedule 5. Where termination charges are payable by HPI under this Agreement, such termination charges will fully compensate HPES for all costs and expenses (including any amounts payable by HPES to HPES Agents or any other third parties) associated with the termination of any of this Agreement. HPI will not be responsible for payment of any other amounts to HPES, except for any charges calculated in accordance with the applicable Charges Methodology for Services properly performed in accordance with this Agreement up until the effective date of termination.

29.9 Charges Payable by HPES Upon Expiration or Termination.

Upon expiration or termination of this Agreement, HPES will refund any Charges that were prepaid by HPI on a pro rata basis to the extent that such represent pre-payment for Services not performed.

29.10 Extension of Termination or Expiration Effective Date.

HPI may extend the effective date of termination or expiration one or more times as it elects, at its discretion, by notice to HPES at least 60 days prior to the then-current effective date of termination or expiration, provided that the total of all such extensions will not exceed 180 days following the original effective date of termination or expiration.

30.	TERMINATION BY HPES

In the event that HPI fails to pay HPES undisputed past due Charges totaling an amount equal to three times the average monthly Charges for the past rolling 12 month period and fails to make such payment within 30 days of receipt of notice from HPES of the failure to make such payment, HPES may, by giving notice to HPI, terminate this Agreement as of the date specified in such notice of termination.

31.	DISENGAGEMENT SERVICES

31.1 General.

(A) If this Agreement terminates or expires for any reason (including termination by HPES in accordance with Article 30), at HPI’s request, HPES will, during the Disengagement Period, provide the Disengagement Services to the Service Recipients and their successors and assigns, as applicable. The quality and level of performance (including Service Levels) during the Disengagement Period will not be degraded. After the expiration of each Disengagement Period, HPES will (1) answer questions from any Service Recipient or HPI’s designee regarding the terminated Services on an “as needed” basis for a reasonable period of time thereafter and (2) deliver to HPI any remaining HPI-owned reports and documentation still in HPES’ possession.

(B) “Disengagement Services” will include the obligations set forth in Schedule 16, the obligation to continue to provide the Services, and the following:

(1) HPI or HPI’s designee will be permitted to undertake, without interference from HPES, to hire any HPES Personnel dedicated to performing the Services that are

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subject to termination or expiration as of the date HPES receives notice of termination, or, in the case of expiration, within the six-month period prior to expiration. HPES will waive, and will cause its HPES Agents to waive, their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by HPI or HPI’s designee. HPI or its designees will have reasonable access to such personnel for interviews and recruitment and HPES will not interfere with HPI’s or HPI’s designee’s efforts to hire such individual (including by making counteroffers).

(2) At HPI’s request, HPES will (a) assign to HPI or its designees leases for some or all of the Equipment that was, as of the date of termination or expiration, dedicated to providing the Services that are subject to termination or expiration, and HPI will assume the obligations under such leases that relate to periods after such date and (b) sell to HPI or its designees, at the lower of HPES’ then-current book value or fair market value, some or all of the Equipment owned by HPES that was necessary as of the date of termination or expiration dedicated for providing the Services that are subject to termination or expiration. HPES will also provide all End User and other documentation relevant to such Equipment which is in HPES’ possession. Upon HPI’s review and approval of any maintenance agreements for such Equipment, HPI will assume responsibility under any such maintenance agreements to the extent such responsibilities relate to periods after the date of termination or expiration. HPI will pay all taxes, shipping, transfer and similar charges payable to third parties in connection with the transfers of such Equipment.

(3) At HPI’s request, HPES will assign to HPI or its designees (i) the contracts for third party services dedicated to the performance of the Services that are subject to termination or expiration and (ii) the Assigned Contracts that relate to the Services that are subject to termination or expiration. With respect to contracts for third party services that are not dedicated to the performance of the Services, HPES will assist HPI with obtaining rights to such services on terms and conditions similar to HPES’ terms and conditions for such services. HPES will be entitled to retain the right to utilize any such third party services in connection with the performance of services for any other HPES customer.

31.2 Disengagement Period.

HPES will provide, at HPI’s request, the Disengagement Services during the period commencing (A) six months prior to expiration of this Agreement or on such earlier date as HPI may request or (B) upon a notice of termination (including notice based upon default by HPI) of this Agreement or of non-renewal of this Agreement, and continuing for up to 18 months (the “Disengagement Period”). Actions by HPES under this Section will be subject to the other provisions of this Agreement.

31.3 Charges for Disengagement Services.

The steady-state Services that HPES continues to provide during a Disengagement Period will be provided for the Charges applicable to such Services, as set forth in Schedule 5. HPES will use commercially reasonable efforts to perform the other Disengagement Services at no additional Charge to HPI using the HPES Personnel assigned to the HPI account as of the date of notice of the termination or expiration. If HPES is unable to do so, HPES will notify HPI and, if HPI elects for HPES to perform the Disengagement Services for an additional Charge, then the Charges will be calculated using the applicable rates set forth in the Rate Card.

31.4 Bid Assistance.

In the process of evaluating whether to undertake or allow termination, expiration or renewal of

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this Agreement, HPI or other Service Recipients may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following termination or expiration of this Agreement. As and when reasonably requested by HPI for use in this process, HPES will provide to HPI or other Service Recipients such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services, and for a third party not to be disadvantaged compared to HPES if HPES were to be invited by HPI to submit a proposal. The types of information and level of cooperation to be provided by HPES pursuant to this Section will be no less than those initially provided by HPI to HPES prior to commencement of this Agreement. HPES’ support in this respect will include providing information regarding Equipment, Software, Service Level performance, volumetrics, staffing and other matters as applicable to this Section.

32.	MISCELLANEOUS

32.1 Binding Nature and Assignment.

This Agreement will be binding on the Parties and their respective successors and assigns. Neither Party may, or will have the power to, assign this Agreement without the prior consent of the other, except that HPI may assign its rights and obligations under this Agreement without the approval of HPES, provided that the assignee or transferee assumes all obligations under this Agreement and such assignee or transferee has a credit worthiness that is similar to or greater than HPI’s credit worthiness. Subject to the foregoing, any assignment by operation of Law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, will be deemed an assignment for which prior consent is required and any assignment made without any such consent will be void and of no effect as between the Parties.

32.2 Entire Agreement; Amendment.

This Agreement, including any Schedules referred to herein and attached hereto and any Appendices referred to therein and attached thereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment of this Agreement will be valid unless in writing and signed by an authorized representative of each Party (as designated by each Party from time to time).

32.3 Conflict of Interest; Compliance with Anti-Corruption Laws.

(A) HPES acknowledges that provision of the Services and acceptance of compensation, if any, from HPI for the Services does not violate the standards of business conduct of HPES.

(B) HPES will not pay any salaries, commissions, fees or make any payments or rebates to any employee or agent of HPI, or to any designee of such employee or agent, or favor any employee or agent of HPI, or any designee of such employee or agent, or otherwise provide any gifts, entertainment, services or goods to such employees or agents which might unduly influence HPI’s actions with respect to HPES, or which might violate any Law (collectively, “Gratuities”). HPES agrees that its obligation to HPI under this Section will also be binding upon HPES Agents. If HPI has, before or after the Effective Date, provided any Gratuities in violation of this Section, HPI may, upon notice to HPES, terminate this Agreement without regard to Section 29.1, in whole or in part, as of the

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termination date specified in the notice, without cost or penalty and without the payment of any termination charges, subject to Section 7.1(B) of Schedule 5 to the Agreement.

(C) HPES will comply (and will ensure its officers, directors, employees and contractors, HPES Agents, agents and any person or entity acting on its behalf or under its control with respect to this Agreement comply) with all applicable U.S. and international anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act. No payments or transfers of value will be made with respect to the Services contemplated by this Agreement which have the purpose or effect of public or commercial bribery, acceptance or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or directing business to any person or entity. HPES will cooperate in HPI’s efforts to enforce the terms of this provision, including by providing upon request from HPI: (1) certification of compliance with this provision as signed by an authorized representative of HPES; and (2) reasonable and prompt cooperation at HPES’ cost and expense with respect to any investigation relating to this provision.

32.4 Export.

Each Party will comply with all Export Controls. Prior to exporting (or requesting that the other Party export) any technology or material (including data) from one country to another country in connection with the Services, the originator of such technology or other material will promptly (with cooperation and assistance from the other Party): (A) identify the Export Controls applicable to such technology and materials, including any required licenses, consents, authorizations or approvals; (B) notify the other Party of such Export Controls; (C) obtain any such required licenses, consents, authorizations and approvals; and (D) provide any documents requested by the other Party to demonstrate compliance with the Export Controls. In addition, HPES will not access any HPI Data or provide any Services from a country embargoed by the United States.

32.5 Notices.

All notices, requests, demands and determinations under this Agreement (other than routine operational communications), will be in writing and will be deemed duly given (A) when delivered by hand, (B) one business day after being given to an express courier with a reliable system for tracking delivery, (C) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section, or (D) four business days after the day of mailing, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, and addressed as follows:

In the case of HPI:

Hewlett-Packard Company

1501 Page Mill Road

Palo Alto, CA 94304

Attn: Chief Information Officer

Following the change of name of Hewlett-Packard Company to HP Inc.:

HP Inc.

1501 Page Mill Road

Palo Alto, CA 94304

Attn: Chief Information Officer

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With a copy to:

Hewlett-Packard Company

1501 Page Mill Road

Palo Alto, CA 94304

Attn: General Counsel

Following the change of name of Hewlett-Packard Company to HP Inc.:

HP Inc.

1501 Page Mill Road

Palo Alto, CA 94304

Attn: General Counsel

In the case of HPE:	HP Enterprise Services, LLC 5400 Legacy Drive Plano, TX 75024 Attn: Senior Vice President, General Manager, Americas
With a copy to:	HP Enterprise Services, LLC 5400 Legacy Drive Plano, TX 75024 Attn: Deputy General Counsel, Services

A Party may from time to time change its address or designee for notification purposes by giving the other Party prior notice of the new address or designee and the date upon which it will become effective.

32.6 Relationship of Parties.

HPES, in furnishing the Services, is acting as an independent contractor, and HPES has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by HPES under this Agreement. HPES is not an agent of HPI and has no authority to represent HPI or any other Service Recipient as to any matters, except as expressly authorized in this Agreement.

32.7 Equal Opportunity Employer.

HPES represents that (A) it is an equal opportunity employer and does not discriminate on the basis of race, sex, age, national origin, disability, marital status, veteran status or any other basis forbidden by Law; (B) Services will be provided in conformance with the above-stated nondiscrimination policy and all applicable equal opportunity laws and policies; and (C) it will not directly or indirectly violate the letter or spirit of such Laws and policies.

32.8 Severability.

In the event that any provision of this Agreement conflicts with the Law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such

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provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Law. The remainder of this Agreement will remain in full force and effect.

32.9 Consents and Approval.

Where agreement, approval, authorization, acceptance, consent, or similar action by either Party is required under this Agreement, such action will be in writing and, except where expressly provided as being in the discretion of a Party, will not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

32.10 Waiver of Default; Cumulative Remedies.

(A) A delay or omission by either Party to exercise any right or power under this Agreement will not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other Party or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant specified herein.

(B) Except as otherwise expressly provided herein, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.

32.11 Survival.

Any provision of this Agreement which contemplates performance or observance subsequent to termination or expiration of this Agreement will survive termination or expiration of this Agreement and continue in full force and effect.

32.12 Public Disclosures.

Neither Party may use the name of the other Party or refer to it or any of its Affiliates, directly or indirectly, in any advertisement, promotion, news release, marketing materials, user lists, customer lists, websites, professional or trade publication, or for any other public purpose, without the prior approval of the other Party. The foregoing does not prevent announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, which will be coordinated with and approved by the other Party prior to release.

32.13 Service Marks.

HPI trademarks, trade names, and any other HPI proprietary or other Intellectual Property Rights that may need to be used by HPES in performance of the Services may only be used by HPES with HPI’s express, prior consent and only in the specific manner approved by HPI. HPES acknowledges that it does not have nor will it obtain any proprietary interest in such trademarks, trade names or other HPI proprietary or other Intellectual Property Rights. HPES agrees not to use such trademarks and trade names, or any other proprietary or other Intellectual Property Rights, or marks or names confusingly

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similar thereto, as part of its corporate or business name, or on its letterhead or other business stationery or cards. HPES trademarks, trade names, and any other HPES proprietary or other Intellectual Property Rights that may need to be used by HPI in connection with the Services may only be used by HPI with HPES’ express, prior consent and only in the specific manner approved by HPES. HPI acknowledges that it does not have nor will it obtain any proprietary interest in such trademarks, trade names or other HPES proprietary or other Intellectual Property Rights. HPI agrees not to use such trademarks and trade names, or any other proprietary or other Intellectual Property Rights, or marks or names confusingly similar thereto, as part of its corporate or business name, or on its letterhead or other business stationery or cards.

32.14 Third Party Beneficiaries.

This Agreement is entered into solely between, and may be enforced only by, HPI and HPES, and this Agreement will not be deemed to create any rights in, or obligations of a Party to, third parties other than the Service Recipients.

32.15 Covenant of Good Faith.

Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it will act in good faith.

32.16 Covenant of Further Assurances.

HPI and HPES covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of HPI and HPES will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

32.17 Negotiated Agreement.

The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

32.18 Counterparts.

This Agreement may be executed in several counterparts, all of which taken together will constitute one single agreement between the Parties.

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IN WITNESS WHEREOF, HPI and HPES have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the Effective Date.

HEWLETT-PACKARD COMPANY	HP ENTERPRISE SERVICES, LLC

Signature	Signature

Name	Name

Title Date	Title Date

IT Service Agreement